Exhibit 10.1
Execution Version

Published CUSIP Number: 02752UAA7
CREDIT AGREEMENT
Dated as of August 1, 2011
among
AMERICAN MIDSTREAM, LLC,
as the Borrower,
AMERICAN MIDSTREAM PARTNERS, LP,
as Parent,
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent and L/C Issuer,
COMERICA BANK
and
CITICORP NORTH AMERICA, INC.,
as Co-Syndication Agents,
BBVA COMPASS,
as Documentation Agent,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
COMERICA BANK,
and
CITICORP NORTH AMERICA, INC.,
as
Joint Lead Arrangers and Joint Book Managers

5.07	No Default	66
5.08	Ownership of Property; Liens	66
5.09	Environmental Compliance	66
5.10	Insurance	67
5.11	Taxes	67
5.12	ERISA Compliance	67
5.13	Subsidiaries; Equity Interests	68
5.14	Margin Regulations; Investment Company Act	68
5.15	Disclosure	68
5.16	Compliance with Laws	69
5.17	Intellectual Property; Licenses, Etc	69
5.18	Material Contracts	69
5.19	Labor Disputes and Acts of God	70
5.20	Solvency	70
5.21	Security Documents.	70
5.22	State and Federal Regulation.	70

ARTICLE VI. AFFIRMATIVE COVENANTS		71
6.01	Financial Statements	71
6.02	Certificates; Other Information	72
6.03	Risk Management Policy	75
6.04	Notices	76
6.05	Payment of Obligations	76
6.06	Preservation of Existence, Etc	77
6.07	Maintenance of Properties	77
6.08	Maintenance of Insurance	77
6.09	Compliance with Laws	78
6.10	Books and Records	78
6.11	Inspection Rights	78
6.12	Use of Proceeds	78
6.13	Additional Guarantors	78
6.14	Agreement to Deliver Security Documents	79
6.15	Environmental Matters; Environmental Reviews.	79
6.16	Compliance with Agreements	80
6.17	Further Assurances	80
6.18	Bamagas.	81

ARTICLE VII. NEGATIVE COVENANTS		81
7.01	Liens	81
7.02	Investments	83
7.03	Indebtedness	85
7.04	Fundamental Changes	86
7.05	Dispositions	87
7.06	Restricted Payments	87
7.07	Change in Nature of Business	88
7.08	Transactions with Affiliates	88
7.09	Burdensome Agreements	89
7.10	Use of Proceeds	89
7.11	Prohibited Contracts	89
7.12	Prepayments of Debt	89
7.13	Sale or Discount of Receivables	90
7.14	Material Contracts	90

7.15	Amendments to Organizational Documents and Certain Other Documents	90
7.16	Sale Leasebacks	90
7.17	Anti-Terrorism Law; Anti-Money Laundering	90
7.18	Embargoed Person	91
7.19	Financial Covenants	91
7.20	Accounting Changes	91
7.21	Control Agreements	92
7.22	State and FERC Regulatory Authority	92
7.23	Limitations on Parent	92
7.24	Bamagas	92

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		93
8.01	Events of Default	93
8.02	Remedies Upon Event of Default	96
8.03	Application of Funds	96

ARTICLE IX. ADMINISTRATIVE AGENT AND COLLATERAL AGENT		97
9.01	Appointment and Authority	97
9.02	Rights as a Lender	98
9.03	Exculpatory Provisions	98
9.04	Reliance by Agents	99
9.05	Delegation of Duties	99
9.06	Resignation of Agents	99
9.07	Non-Reliance on Agent and Other Lenders	100
9.08	No Other Duties, Etc	100
9.09	Administrative Agent May File Proofs of Claim	100
9.10	Collateral and Guaranty Matters	101

ARTICLE X. MISCELLANEOUS		102
10.01	Amendments, Etc	102
10.02	Notices; Effectiveness; Electronic Communication	103
10.03	No Waiver; Cumulative Remedies	105
10.04	Expenses; Indemnity; Damage Waiver	106
10.05	Payments Set Aside	108
10.06	Successors and Assigns	109
10.07	Treatment of Certain Information; Confidentiality	113
10.08	Right of Setoff	114
10.09	Interest Rate Limitation	115
10.10	Counterparts; Integration; Effectiveness	115
10.11	Survival of Representations and Warranties	115
10.12	Severability	115
10.13	Replacement of Lenders	116
10.14	Governing Law; Jurisdiction; Etc	117
10.15	Waiver of Jury Trial	118
10.16	No Advisory or Fiduciary Responsibility	118
10.17	Electronic Execution of Assignments and Certain Other Documents	118
10.18	USA PATRIOT Act Notice	119
10.19	ENTIRE AGREEMENT	119
     SCHEDULES

1.01(a)	Security Schedule
1.01(b)	Competitors
1.01(c)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
4.01	Closing Date Indebtedness
5.03	Authorizations
5.05	Indebtedness Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.11	Taxes
5.13	Subsidiaries; Other Equity Investments
5.16	Compliance with Laws
5.18	Material Contracts
5.22(a)	Interstate Pipeline Claims
5.22(b)	Intrastate Pipeline Claims
7.01	Existing Liens
7.03	Existing Indebtedness
7.11	Prohibited Contracts
7.24(f)	Bamagas Contracts
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

A	Form of Assignment and Assumption
B	Form of Committed Loan Notice
C	Form of Compliance Certificate
D	Form of Note
E	Form of Perfection Certificate
F	Form of Solvency Certificate
G	Form of Prepayment Notice

CREDIT AGREEMENT
     This CREDIT AGREEMENT (as amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”) is entered into as of August 1, 2011, among AMERICAN MIDSTREAM, LLC, a Delaware limited liability company (the “Borrower”), AMERICAN MIDSTREAM PARTNERS, LP, a Delaware limited partnership (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, COMERICA BANK and CITICORP NORTH AMERICA, INC., as Co-Syndication Agents, BBVA COMPASS, as Documentation Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, COMERICA BANK, and CITICORP NORTH AMERICA, INC., as Joint Lead Arrangers and Joint Book Managers.
RECITALS:
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Act” has the meaning specified in Section 10.18.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, the term “Affiliate” shall not include the Permitted Investor Group, except for purposes of Section 7.08 and then only in respect of a proposed or consummated Drop Down Transaction. For purposes of this definition, “Drop Down Transaction” means a transaction where Parent or any of its Subsidiaries acquires property or assets from the Permitted Investor Group (other than the Parent or any of its Subsidiaries), and the Consolidated EBITDA attributable to such acquisition shall exceed 5% of Consolidated EBITDA as of the last day of the prior fiscal quarter for the period of four quarters then ending.
     “Agent Parties” has the meaning specified in Section 10.02(c).
     “Aggregate Commitments” means the Commitments of all the Lenders. The Aggregate Commitments as of the Closing Date are $100,000,000.
     “Agreement” means this Credit Agreement.
     “Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including the Executive Order, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating to any of the foregoing.
     “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

			Eurodollar
			Rate
			Loans /
	Consolidated Total	Commitment	Letters of	Base Rate
Pricing Level	Leverage Ratio	Fee	Credit	Loans
1	≥4.00:1	0.50%	3.50%	2.50%
2	≥3.50:1 but < 4.00:1	0.50%	3.25%	2.25%
3	≥3.00:1 but < 3.50:1	0.50%	3.00%	2.00%
4	≥2.50:1 but < 3.00:1	0.50%	2.75%	1.75%
5	≥2.00:1 but < 2.50:1	0.50%	2.50%	1.50%
6	<2.00:1	0.50%	2.25%	1.25%
provided, that, (i) for the period beginning on the Closing Date and ending on the six month anniversary of the Closing Date, Pricing Level 5 and 6 shall be unavailable and Pricing Level 4 shall apply in any case when Pricing Level 5 or 6 would have otherwise applied and (ii) subject to clause (i) above, for the period beginning on the Closing Date through the date the first

Compliance Certificate is delivered thereafter, the Pricing Level shall be determined based on the Consolidated Total Leverage Ratio set forth in the certificate delivered pursuant to Section 4.01(i). Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section and such failure continues for two (2) Business Days, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
     “Approval” has the meaning specified in Section 5.03.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Comerica Bank and Citicorp North America, Inc. in their capacities as joint lead arrangers and joint book managers.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries as of the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, partners capital and cash flows for such fiscal year of Parent and its Subsidiaries, if any, including the notes thereto.
     “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Cash” for any fiscal quarter has the meaning set forth in the Partnership Agreement.
     “Bamagas” American Midstream (Bamagas Intrastate) LLC, a Delaware limited liability company.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Committed Loan that bears interest based on the Base Rate.
     “BBA LIBOR” has the meaning specified in Section 1.01 under the definition of “Eurodollar Rate”.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Building” has the meaning defined in the applicable Flood Insurance Regulation.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, L/C Issuer and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Collateral Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $250,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated with the two highest classifications available by Moody’s or S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the two highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

     “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement with Parent or any of its Subsidiaries, is a Lender, or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement, and any Lender or Affiliate of a Lender that was a Lender or an Affiliate of a Lender on the Closing Date that is also a party to a Cash Management Agreement with Parent or any of its Subsidiaries, provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such Person shall only be a Cash Management Bank with respect to those certain Cash Management Agreements executed during such time such Person was a Lender or an Affiliate of a Lender, such agreements not to extend past their written terms.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change in Control” means the occurrence of any of the following events: (a) Parent shall cease to be the sole legal and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the Equity Interests of the Borrower, or (b) the General Partner shall cease to be the sole general partner of the Parent, or (c) 50% or more of the seats (other than vacant seats) on the board of directors (or equivalent body) of the General Partner shall at any time be occupied by Persons who were neither (i) appointed by the Permitted Investor Group or (ii) appointed by such directors, or (d) members of the Permitted Investor Group, collectively, shall cease to legally and beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) (i) Equity Interests representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the General Partner or (ii) greater than 50% of the economic interests represented by the issued and outstanding Equity Interests in the General Partner, or (e) any change of control or similar event shall occur under the terms of any indenture, note agreement or other agreement governing any Parent Debt Offering that results in an “event of default” under such Parent Debt Offering, such Parent Debt Offering becoming due and payable before its maturity, or such Parent Debt Offering being subject to a repurchase, retirement or redemption right or option (whether or not exercised).
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Co-Syndication Agent” means each of Comerica Bank and Citicorp North America, Inc. in its capacity as co-syndication agent under any of the Loan Documents, or any successor syndication agent.

     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders and Lender Counterparties) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations; for the avoidance of doubt, in no event shall Excluded Property constitute Collateral.
     “Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B.
     “Competitors” means those Persons who are listed on Schedule 1.01(b).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consent” has the meaning specified in Section 4.01(a).
     “Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) (A) expenses related to the initial public offering described in the Registration Statement or any secondary public offering with respect to the Parent and other extraordinary expenses, (B) fees and charges payable by a Loan Party to the Lenders, L/C Issuer or the Administrative Agent hereunder or under the Fee Letter (which include any amendment fees), (C) transaction-related expenses with respect to the Credit Agreement, and (v) other expenses of the Parent and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period, (ii) extraordinary gains and (iii) all non-cash items increasing Consolidated Net Income for such period; provided that for purposes of Section 7.19, if the Borrower or any Subsidiary shall acquire or dispose of any material property, and the Consolidated EBITDA attributable to such acquisition or disposition shall exceed 5% of Consolidated EBITDA as of the last day of the prior fiscal quarter, in any case, during the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available and up to and including the date of the consummation of such acquisition or disposition, then Consolidated EBITDA shall be calculated, in a manner satisfactory to the Administrative Agent in its reasonable discretion, after giving pro forma effect to such acquisition (including the revenues of the properties acquired) or disposition, as if such acquisition or disposition had occurred on the first day of such period; provided further that the calculation of Consolidated EBITDA shall exclude (i) costs incurred prior to the Closing Date associated with the unwinding of those certain Hedging Contracts by and among the Borrower, J. Aron & Company and BBVA Compass and (ii) any cash compensation associated with the Distribution Equivalent Rights under the Borrower’s Long Term Incentive Plan being terminated contemporaneously with the Closing Date, in an amount not to exceed (A) $160,000 for each of the four fiscal quarters immediately preceding the Closing Date and (B) $2,500,000 in connection with the unwinding of the Distribution Equivalent Rights on the Closing Date.
     “Consolidated Interest Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, excluding one-time charges in respect of loan origination or similar fees and non-cash amortized amounts with respect thereto (including, for the avoidance of doubt, debt issuance costs), and (b) the portion of rent expense of Parent and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges for the period of four fiscal quarters then ending.
     “Consolidated Net Income” means, at any date of determination, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses, (b) non cash gains and losses with respect to any Hedging Contract, (c) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary, except that Parent’s equity in any net loss of any such Subsidiary shall be included in determining Consolidated Net Income, and (c) any income (or loss) of any Person if such Person is not a Subsidiary, except that Parent’s equity in the net income of any such Person shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person to Parent or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Parent as described in clause (b) of this proviso).
     “Consolidated Secured Indebtedness” means, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, Consolidated Total Indebtedness, but excluding any such Indebtedness that is not secured by any Liens.

     “Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for period of four fiscal quarters then ending.
     “Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of all Indebtedness of Parent and its Subsidiaries (on a consolidated basis).
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters then ending; provided, however, Insurance Premium Financing Debt shall not be included as Indebtedness in the calculation of the Consolidated Total Leverage Ratio for any period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement or instrument to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” means any agreement the purpose of which is to create a first priority perfected Lien by control in favor of the Collateral Agent for the benefit of the Secured Parties in respect of one or more deposit accounts, securities accounts or commodities accounts of any Loan Party.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived during any applicable grace or cure period be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

     “Defaulting Lender” means, subject to Section 2.15(a)(v), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided the term “Disqualified Equity Interest” does not include Equity Interest issued pursuant to the Long Term Incentive Plan as defined in the Partnership Agreement.
     “Documentation Agent” means BBVA Compass in its capacity as documentation agent under any of the Loan Documents, or any successor documentation agent.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means a Lender, an Affiliate of a Lender, an Approved Fund, or any Person (other than a natural person) (subject to such consents, if any, as may be required under Section 10.06(b)).

     “Embargoed Person” and “Embargoed Persons” have the meanings specified in Section 7.18.
     “Environmental Laws” means laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and requirements issued by any federal, state, local or other Governmental Authority or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) (a) relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems or (b) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Parent, the Borrower or any Subsidiary, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air, any so called “superfund” or “superlien” law, and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EPAct 2005” means the Energy Policy Act of 2005, Pub. No. 109-58, 119 Stat. 594.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means:
     (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
     “Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
     “Event of Default” has the meaning specified in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934.

     “Excluded Property” means (i) the pipeline system, delivery meter, regulator and odorization station and related assets owned by American Midstream Onshore Pipelines, LLC located in the City of Bethlehem, Albany County, New York, (ii) a portion of that certain 8” pipeline, that certain 6” pipeline, and that certain 10” pipeline and each associated right of way each owned by Mid Louisiana Gas Transmission, LLC located in East Baton Rouge Parish Louisiana, and (iii) a portion of that certain pipeline and associated rights of way owned by American Midstream (Midla), LLC located in Ouachita and Richard Parishes, Louisiana.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the United States or by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(f)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(f)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Sections 3.01(a)(ii) or 3.01(c) and (e) in the case of a Foreign Lender, any United States federal withholding Taxes imposed on amounts payable to it as a result of its failure to comply with the requirements of FATCA to establish a complete exemption from withholding thereunder.
     “Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
     “Existing Credit Agreement” means that certain Revolving and Term Loan Credit Agreement dated as of October 5, 2009 among Borrower, Comerica Bank, as administrative agent, and a syndicate of lenders, as amended by that certain First Amendment to Revolving and Term Loan Credit Agreement dated as of April 19, 2010 to be effective as of October 5, 2009 and as further amended, amended and restated, supplemented or otherwise modified prior to the Closing Date.
     “Existing Letters of Credit” means those letters of credit issued and outstanding on the Closing Date and listed on Schedule 1.01(c).
     “Extraordinary Receipts” means any cash and cash equivalents received by or paid to or for the account of any Person from the proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost revenue) and condemnation awards (and payments in lieu thereof), except to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.04(d).
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated May 25, 2011, among Bank of America, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Parent, and the Borrower.
     “FERC” means the Federal Energy Regulatory Commission or any of its successors.
     “Finance Co” means a direct, wholly-owned Subsidiary of Parent formed to become or otherwise serving as a co-issuer or co-borrower of unsecured Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Sections 6.13 and 6.14 have been complied with respect to such Subsidiary and such Subsidiary is a Guarantor and (b) such Subsidiary has not (i) incurred, directly or indirectly, any Indebtedness, or other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower; (ii) engaged in any business, activity or transaction or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrow or for which it otherwise serves as co-issuer or co-borrower, and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration; (iii) consolidated with or merged with or into any Person; or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and (v) any regulations promulgated under any of the foregoing statutes.

     “Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (including such a Lender when acting in the capacity of the L/C Issuer).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Partner” means American Midstream GP, LLC, a Delaware limited liability company.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, Parent, each Subsidiary of the Borrower as of the Closing Date and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.13.
     “Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement, dated as of even date herewith, by and among the Borrower, each Guarantor and the other grantors set forth therein, in favor of the Collateral Agent.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).
     “Honor Date” has the meaning specified in Section 2.03(c)(i).

     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value.
     “ICA” means the provisions of the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502.
     “Increase Effective Date” has the meaning specified in Section 2.13(d).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Hedging Contract; provided that for a given Hedging Contract, Indebtedness under this clause (c) shall not constitute Indebtedness for financial covenant purposes unless one of the events described in Section 8.01(e)(ii) has occurred with respect to such Hedging Contract (disregarding for this purpose whether the applicable Hedging Termination Value is greater than the Threshold Amount);
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien (other than Liens described in Section 7.01(l)) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) Disqualified Equity Interests;
     (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (other than as permitted pursuant to Section 7.06) or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (i) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Financial Statements” means:
     (a) the Audited Financial Statements; and
     (b) the unaudited consolidated financial statements of Parent as of and for March 31, 2011.
     “Insurance Financing Contract” means any financing agreement by and among the Borrower, Lockton Insurance Agency and Imperial Credit Corporation, as the same may be amended, modified, extended or refinanced from time to time.
     “Insurance Premium Financing Debt” means the Debt incurred by the Borrower under the Insurance Financing Contract.
     “Insurance Premium Financing Lien” means the Lien created by the Borrower under the Insurance Financing Contract.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Interstate Pipeline” means any pipeline or other facility owned or operated by the Borrower or a Subsidiary that is subject to FERC regulation as a “natural gas company” under the NGA or as common carrier under the ICA.
     “Intrastate Pipeline” means any gathering system, natural gas or petroleum pipeline, or other facility that is not an Interstate Pipeline, including any pipeline or other facility that provides transportation service pursuant to Section 311 of the NGPA.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or reinstatement thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder and (b) any Person that has issued an Existing Letter of Credit, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lender Counterparty” means a Lender or an Affiliate of a Lender.
     “Lender Party Account” and “Lender Party Accounts” have the meanings specified in Section 10.08.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
     “Loan Documents” means this Agreement, each Note, each Letter of Credit, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, each Security Document, the Fee Letter, and all other agreements, certificates, documents, and instruments entered into in connection herewith or therewith (exclusive of term sheets and commitment letters), as such documents may be amended, restated or otherwise modified from time to time.
     “Loan Parties” means, collectively, Parent, the Borrower and each Guarantor.
     “Manufactured Mobile Home” has the meaning defined in the applicable Flood Insurance Regulation.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contracts” means, collectively, (a) the agreements listed on Schedule 5.18, (b) any Contractual Obligation to which Parent or any of its Subsidiaries is a party that, if terminated, such termination could independently reasonably be expected to decrease “Gross Margin” as defined in the Registration Statement by 15% or more, and (c) any other contract or arrangement to which the Parent or any of its Subsidiaries is a party (other than the Loan Documents) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

     “Maturity Date” means August 1, 2016, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” has the meaning specified in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the remainder of (a) the gross proceeds received by any Loan Party from a Disposition, less (b) investment banking fees, legal, advisory, accounting and other professional fees and expenses, and other usual and customary transaction costs, sales commission, property transfer taxes or other taxes, in each case only to the extent paid or payable by a Loan Party in cash and related to such Disposition.
     “NGA” means the Natural Gas Act, as amended, 15 U.S.C. §§ 717-717W.
     “NGPA” means the Natural Gas Policy Act of 1978, as amended, 15 U.S.C. §§ 3302-3432.
     “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
     “Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.
     “Notice of Exclusive Control” has the meaning specified in Section 10.08.
     “Obligations” means the Secured Hedging Obligations, Secured Cash Management Obligations, and all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “OFAC” has the meaning specified in Section 7.17.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Parent” has the meaning specified in the introductory paragraph hereto.
     “Parent Debt Offering” means unsecured Indebtedness in the form of one or more issuances of senior unsecured notes issued by one or both of Parent and Finance Co and Guarantees thereof by any Subsidiary; provided that (i) such Indebtedness shall (A) not have a scheduled final maturity date, or require any scheduled amortization or other scheduled payments of principal earlier than six months after the Maturity Date, (B) have no financial maintenance covenants that are more restrictive than those in this Agreement, (C) not have covenants or events of default that, taken as a whole, are more restrictive than those in this Agreement and (D) not have any mandatory prepayment or redemption provisions other than prepayments required as a result of a “change of control” or asset sale, (ii) no Default or Event of Default exists or would exist immediately after the issuance of such Indebtedness, (iii) immediately prior to and after giving effect to the issuance of such Indebtedness, Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.19 (provided, in the case of a Parent Debt Offering that constitutes a Qualified Parent Debt Offering, the applicable Consolidated Total Leverage Ratio threshold shall be determined giving effect to such Qualified Parent Debt Offering), and (iv) no Subsidiary that is not also a Guarantor shall guarantee such Indebtedness, and such guarantee shall be unsecured.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participant Register” has the meaning specified in Section 10.06(d).
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent dated as of August 1, 2011.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     “Pension Act” means the Pension Protection Act of 2006, as amended from time to time.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.
     “Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit E provided to the Administrative Agent that provides certain information with respect to the Loan Parties, including information relating to the Collateral (including real property, pipelines, processing facilities and equipment) thereof.
     “Permitted Acquisition” has the meaning specified in Section 7.02(h).
     “Permitted Investor Group” means American Infrastructure MLP Fund, L.P., and its Affiliates other than Parent and its Subsidiaries.
     “Permitted Sale/Leaseback Transactions” means the sale of personal property by a Person with the intent to lease such personal property as lessee, provided that the value of all personal property sold does not exceed $5,000,000 in the aggregate for all such transactions.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Pipelines” has the meaning specified in Section 6.14.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by the Borrower or, with respect to any such plan that is subject to Section 412 or 403 of the Code or Section 302 or 303 or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Prepayment Notice” shall have the meaning set forth in Section 2.04(f).
     “Public Lender” has the meaning specified in Section 6.02.
     “Qualified Parent Debt Offering” shall mean a Parent Debt Offering in an aggregate principal amount equal to or greater than $200,000,000.

     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Parent as prescribed by the Securities Laws.
     “Registration Statement” shall mean that certain Form S-1 Registration Statement No. 333-173191 filed on June 9, 2011, as amended from time to time.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, as of any date of determination, (a) in the event that there are more than four (4) Lenders, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings and (b) otherwise, Lenders having at least 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 66 2/3% of the Total Outstandings (in each case, with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, principal financial officer, treasurer, assistant treasurer or controller of a Loan Party or the General Partner, as applicable, and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or the General Partner, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party or the General Partner, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party or the General Partner, as applicable.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof).
     “Risk Management Policy” means the risk management policy of the Loan Parties to be delivered to the Administrative Agent pursuant to Section 6.03, as the same may be revised, amended, supplemented, modified or replaced from time to time in accordance with Section 6.03.
     “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Cash Management Obligations” means all obligations arising from time to time under Cash Management Agreements entered into from time to time between the Borrower or any Guarantor and any Cash Management Bank; provided that if such Cash Management Bank ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Secured Cash Management Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.
     “Secured Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between the Borrower or any Guarantor and a Lender Counterparty; provided that (a) if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Secured Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) the applicable Lender Counterparty has provided the Administrative Agent written notice of the existence of such obligations and such transaction must not otherwise be prohibited under this Agreement.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Lender Counterparties to Secured Hedging Obligations, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Documents” means the instruments listed in the Security Schedule (including, the Guaranty and Collateral Agreement, the Control Agreements and any mortgages and deeds of trust to be delivered at Closing) and all other security agreements, deeds of trust, mortgages, pledges, deposit instruments, guarantees, financing statements, continuation statements, extension agreements and similar agreements now, heretofore, or hereafter delivered by any Loan Party to Collateral Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.
     “Security Schedule” means Schedule 1.01(a) hereto.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “State Pipeline Regulatory Agencies” means, collectively, the Alabama Public Service Commission, the Office of Conservation of the State of Louisiana, the Mississippi Public Service Commission, the Tennessee Regulatory Authority, the Texas Railroad Commission, and any other state or local Governmental Authority that regulates the production, sale, transportation, processing or fractionating of natural gas, natural gas liquids, crude oil, refined products or other petroleum products.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of (a) the economic interests represented by the Equity Interests, (b) the general partner interests, or (c) the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $5,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

     1.04 Rounding. Any financial ratios required to be maintained by the Borrower or the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than

12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice given by hand delivery, telecopier or email, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a new Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the new Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue, increase or extend any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; provided, however, such Letter of Credit may contain a customary “evergreen” provision for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the Letter of Credit Expiration Date unless on the date which is three (3) months prior to the Letter of Credit Expiration Date, the Borrower has provided Cash Collateral for such Letter of Credit; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (or such lesser amount as may be agreed by the L/C Issuer);
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) except for Letters of Credit in support of performance bonds, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may reasonably require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the

Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.

Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Collateral Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer and the subject to Section 2.03(c)(iii), the obligation of the Borrower to reimburse the L/C Issuer such Unreimbursed Amount shall be deemed satisfied.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the

Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Collateral Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any

Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Parent or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately, but in any event, within three (3) Business Days, notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in this Section 2.03 to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
     (h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     (l) Replacement of an Issuing Bank. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to this Section 2.03. From and after the effective date of such replacement, the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     2.04 Prepayments.
     (a) The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable except to the extent delivered in connection with a notice of termination of the Aggregate Commitments pursuant to Section 2.05 that is conditioned upon the effectiveness of other credit facilities, in which case such notice of prepayment may be revoked by the Borrower to the same extent that the notice of termination may be revoked pursuant to Section 2.05. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

     (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
     (c) Upon the occurrence of any Disposition by Parent or any of its Subsidiaries which results in the realization of Net Cash Proceeds, the Borrower shall prepay the Loans by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person, provided, however, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Net Cash Proceeds), and so long as no Default shall have occurred and be continuing, the Parent or such Subsidiary may apply within 270 days after the receipt of such cash proceeds to reinvest in operating assets of the Borrower and its Subsidiaries; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(c), and, provided, further, however, that prepayments under this Section 2.04(c) shall not be required until the aggregate amount of unapplied Net Cash Proceeds exceeds $2,000,000. The provisions of this section do not constitute consent to any Dispositions by the Parent or any of its Subsidiaries not otherwise permitted hereunder
     (d) Upon any Extraordinary Receipt received by or paid to or for the account of Parent or any of its Subsidiaries not otherwise included in this Section, the Borrower shall prepay an aggregate principal amount of Loans equal to such Extraordinary Receipt immediately upon receipt thereof by Parent or such Subsidiary; provided, however, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Extraordinary receipt), and so long as no Default shall have occurred and be continuing, Parent or such Subsidiary may apply within 270 days after the receipt of such cash proceeds to reinvest in operating assets of the Borrower and its Subsidiaries; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(d), and, provided, further, however, that prepayments under this Section 2.04(d) shall not be required until the aggregate amount of unapplied Extraordinary Receipts exceeds $2,000,000.
     (e) Each prepayment under this Section 2.04 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 3.05 as a result of such prepayment.
     (f) In connection with each prepayment pursuant to this Section 2.04, the Administrative Agent shall have received a prepayment notice substantially in the form of Exhibit G.
     (g) Notwithstanding anything to the contrary herein, the Aggregate Commitments shall not be permanently reduced by any mandatory prepayments required by this Section.
     2.05 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination, provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
     2.06 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (ii) While any Event of Default exists and is continuing (and, other than with respect to an Event of Default under Section 8.01(a)(i), if requested by the Required Lenders), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
     (b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.09 Computation of Interest and Fees.
     (a) All computations of interest for Base Rate Loans (including when the Base Rate is determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by Parent, the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Parent or the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.07(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
     2.10 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting

Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     2.13 Increase in Commitments.
     (a) Request for Increase. Provided no Default exists and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000 (other than requests for the entire remaining amount). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees (in its sole discretion) to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. Within five (5) Business Days following such time period, the Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the

Borrower approving or consenting to such increase (and certifying either (A) that the approval or consent of each other Loan Party is not required or (B) that each other Loan Party has approved or consented to such increase, attaching copies of any resolutions adopted by such Loan Parties not previously delivered to the Administrative Agent evidencing such approval or consent), and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default exists and is continuing, and (C) the financial covenants contained in Section 7.19 are satisfied on a pro forma basis after giving effect to any incremental Borrowing associated with such increase and for the most recent determination period. The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.
     2.14 Cash Collateral.
     (a) Certain Credit Support Events. Upon the request of the Collateral Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of such L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Collateral Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at maintained by the Collateral Agent. The Borrower and the Parent, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Secured Parties, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Collateral Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     2.15 Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and is continuing; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.
     (v) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash

Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower, a Guarantor or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, Guarantor or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower, any Guarantor or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent to be required, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

     (c) Indemnification by the Borrower. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower and any applicable Guarantor shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, such Guarantor or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability and reasonably detailed calculations therefore delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d)
     (i) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (e) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower (or applicable Guarantor) or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower (or applicable Guarantor) shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (f) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN, or any subsequent version thereof or successor thereto, claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI, or any subsequent version thereof or successor thereto,
     (III) executed originals of Internal Revenue Service Form W-8IMY, or any subsequent version thereof or successor thereto, and all required supporting documentation,

     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or any subsequent version thereof or successor thereto, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower (or any applicable Guarantor) and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower, any applicable Guarantor or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer

determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through and Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately (without regard to satisfaction of any condition to conversion contained elsewhere herein, including, but not limited to Section 3.05), if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

     3.03 Inability to Determine Rates. If the Required Lenders determine in good faith that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (without regard to satisfaction of any condition to conversion contained elsewhere herein, including, but not limited to Section 3.05).
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, or continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such

Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, the methodology for the calculations and the calculations thereof prepared in good faith, in reasonable detail and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender which notice shall include the amount of such costs, the methodology for the calculation and the calculation thereof. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.
     3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense (but not including loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s (or Collateral Agent’s, as appropriate) receipt of the following, each of which shall be originals, telecopier or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Guaranty and Collateral Agreement, sufficient in number for distribution to the Administrative Agent, the Collateral Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) each Security Document listed in the Security Schedule, together with, if applicable:
     (A) certificates representing any certificated equity interests pledged therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the debt pledged therein, if any, indorsed in blank;
     (B) copies of all Uniform Commercial Code, judgment and tax lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code necessary in order to perfect the Liens created under the Security Documents (in the circumstances and to the extent required under such Security Document), covering the Collateral of the Loan Parties described in the Security Documents;
     (C) with respect to all real property interests that constitute Collateral, (i) all certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing of any Security Document which creates a Lien on such real property interests and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, (ii) such satisfactory title information as the Administrative Agent shall reasonably require, (iii) a Federal Emergency Management Agency Standard Flood Hazard Determination with respect to any such Collateral on which any Building or Manufactured Mobile Home with a fair market value in excess of $750,000 are located and (iv) if required, evidence of flood insurance in such total amount as the Administrative Agent may reasonably require with respect to any real property Collateral located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency on which such Building or Manufactured Mobile Home are located in a “flood hazard area” and where such Building or Manufactured Mobile Home constitute Collateral.
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction required by Section 5.01;
     (vi) favorable opinions of Andrews Kurth LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to such matters concerning the Loan Parties, the Loan Documents and the transactions contemplated hereby as the Administrative Agent may request, and favorable opinions of special counsel to the Loan Parties in each of the following jurisdictions (i) Alabama, (ii) Louisiana, (iii) Mississippi, and (iv) Tennessee, in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender;
     (vii) at least five (5) days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Act;
     (viii) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (ix) the Initial Financial Statements;
     (x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, including certificates of insurance, naming the Collateral Agent, on behalf of the Lenders, as loss payee and as an additional insured, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;
     (xiii) a certificate from the principal financial officer of the Borrower, in substantially the form of Exhibit F hereto, attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement;
     (xiv) a certificate from a Responsible Officer of the Borrower (A) attaching forecasts, in form reasonably satisfactory to the Administrative Agent and the Lenders, of income statements for each of the fiscal years ending December 31, 2011 through December 31, 2016, (B) certifying that such forecasts were prepared in good faith on the basis of assumptions believed to be reasonable when made; and
     (xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent, the L/C Issuer or the Required Lenders reasonably may require.
     Notwithstanding the foregoing, however, Bamagas shall not be required to execute and deliver this Agreement or any other Loan Document required to be executed and delivered under this Section 4.01 to the extent the consent required to execute and deliver such documents and to perform its obligations thereunder from Calpine Energy Services, L.P. (the “Consent”) has not been obtained.

     (b) Other than as set forth on Schedule 4.01, after giving effect to the transactions contemplated hereby, no third-party indebtedness for borrowed money of Parent, the Borrower or any of its Subsidiaries shall remain outstanding as of the Closing Date other than Indebtedness incurred pursuant to this Agreement.
     (c) Prior to or substantially simultaneously with the initial Credit Extensions, gross cash proceeds of at least $60,000,000 in the aggregate shall have been received from the initial public offering of equity securities of Parent as further described in Registration Statement.
     (d) Since December 31, 2010 there shall not have occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
     (e) Except as disclosed on Schedule 5.06, there shall be no (i) actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or (ii) ongoing, pending or threatened investigation known to the Borrower, in each case, in any court or conducted before or by any arbitrator or Governmental Authority, by or against Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the extensions of credit contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     (f) The Administrative Agent shall be reasonably satisfied with the Hedging Contracts (if any) in place or entered into on the Closing Date.
     (g) The Administrative Agent shall be reasonably satisfied with the environmental condition of the property interests of the Loan Parties.
     (h) Any fees required to be paid by the Borrower to the Administrative Agent and the Lenders on or before the Closing Date in accordance with the Fee Letter or any other Loan Document shall have been paid (including reasonable legal fees).
     (i) The Administrative Agent shall have received and be reasonably satisfied with a certificate showing the Consolidated Total Leverage Ratio on a pro forma basis as of the Closing Date to be no greater than 2.00 to 1.00.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) No Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Effect, relating to the consolidated financial condition or business of the Loan Parties since the date of the date of the most recent financial statements delivered pursuant to Section 4.01(a)(viii) or Section 6.01, as applicable.
     (d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Each of Parent and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of such Person’s Organization Documents; (b) result in the creation of any Lien other than the Lien created pursuant to the Loan Documents, require any payment to be made under, or violate (i) any material Contractual Obligation to which such Person is a party or by which it or any of its properties is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03 hereof, no material approval, consent, exemption, authorization, permit, certificate, license, concession, grant, franchise or other authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person (each, an “Approval”) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document and (b) the recordings and filings to be made concurrently herewith or promptly following the Closing Date as required by the Security Documents.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheets of Parent and its Subsidiaries dated March 31, 2011, and the related consolidated statements of income or operations, partners’ capital and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. To the best knowledge of Parent and its consolidated

Subsidiaries and unless otherwise disclosed on Schedule 5.05, as of the Closing Date, neither Parent nor any of its Subsidiaries have any material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, not disclosed in the Initial Financial Statements.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or any ongoing, pending or threatened investigation known to the Borrower, in each case, in any court or conducted before or by any arbitrator or Governmental Authority, by or against Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the extensions of credit contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither the Parent nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. The Borrower and each Subsidiary has good defensible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of Parent and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. Except as disclosed in Schedule 5.09:
     (a) the Borrower and its Subsidiaries have complied with all Environmental Laws, and are in compliance with all Environmental Laws, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (b) all material facilities and property owned or leased by the Borrower or any Subsidiary are in material compliance with all Environmental Laws;
     (c) to the knowledge of the Parent, Borrower or any Subsidiary after due inquiry and investigation, there have been no material unresolved and outstanding past, and there are no material pending or threatened:
     (i) claims, complaints, notices or requests for information received by Parent, Borrower or any Subsidiary with respect to any Environmental Law, including any alleged violation thereof, or

     (ii) written complaints, written notices or written inquiries to Parent, Borrower or any Subsidiary regarding potential liability of Parent, Borrower or any Subsidiary under any Environmental Law; and
     (d) to the knowledge of the Parent, Borrower or any Subsidiary after due inquiry and investigation, no conditions exist at, on or under any property now or previously owned or leased by Parent, Borrower or any Subsidiary which, with the passage of time, or the giving of notice or both, could reasonably be expected, individually or in the aggregate, to give rise to liability under any Environmental Law and result in a Material Adverse Effect.
     5.10 Insurance. The properties of Parent and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Parent or the applicable Subsidiary operates.
     5.11 Taxes. Except as set forth on Schedule 5.11, Parent and its Subsidiaries have filed or have obtained extensions for filing, all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Parent, any Subsidiary or any of their properties that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 403 of the Code or Section 302 or 303 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the “funding target attainment percentage” (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     5.13 Subsidiaries; Equity Interests. Each of Parent and the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, as supplemented from time to time by the Borrower by written notice to the Administrative Agent, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted under Section 7.01. Each of Parent and the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13, as supplemented from time to time by the Borrower by written notice to the Administrative Agent. Schedule 5.13, as supplemented from time to time by the Borrower by written notice to the Administrative Agent identifies each Subsidiary by its state of organization, and its organizational identification number, and each Subsidiary on such schedule is a wholly-owned Subsidiary. All of the outstanding interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Parent free and clear of all Liens.
     5.14 Margin Regulations; Investment Company Act. Neither Parent nor any of its Subsidiaries is engaged and none of the foregoing will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Credit Extensions hereunder will be used by Parent or any of its Subsidiaries to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB). None of the Borrower, Parent, any Person Controlling the Borrower or Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and has disclosed all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any

Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading with respect to Parent and its Subsidiaries and their operations, business and properties, taken as a whole; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws.
     (a) Except as disclosed on Schedule 5.16, each of Parent and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Subsidiary have obtained and maintained all Approvals necessary pursuant to applicable Law to construct, own, maintain and operate their business in which it is currently engaged, including all properties, facilities and equipment associated therewith, and (ii) all such Approvals are in full force and effect and to the knowledge of the Borrower, are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof.
     5.17 Intellectual Property; Licenses, Etc. Parent and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without known conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Parent or any Subsidiary infringes upon any IP Rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18 Material Contracts. Schedule 5.18 sets forth an accurate and complete list of all Material Contracts (including all amendments thereto) in effect on or as of the Closing Date to which Borrower or any of its Subsidiaries is a party or is bound (other than the Loan Documents). Complete copies of such documents have been made available to the Administrative Agent. All Material Contracts are in full force and effect and have not been terminated (except any such Material Contract that has expired by its terms) and neither Borrower nor any of its Subsidiaries is in default thereunder, and to their knowledge, there is no uncured default by any counterparty thereto and neither Borrower nor any of its Subsidiaries has altered or amended any material item or provision of any Material Contract except where such termination, non-enforceability, default, alterations or amendments, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Loan Parties, the Administrative Agent, the L/C Issuer or any Lenders (provided that the termination and replacement of a Material Contract in the ordinary course of business shall be deemed not to have such an adverse effect if the replacement will occur with reasonable promptness in the business judgment of the Borrower, and the replacement Contractual Obligation is substantially as favorable to the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders as the Contractual Obligation being replaced). None of the Material Contracts prohibit the transactions contemplated hereby. Each Material Contract is currently in the name of, or has been assigned to, a Loan Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder).
     5.19 Labor Disputes and Acts of God. Neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (except to the extent such event is covered by insurance sufficient to ensure that, upon application of the proceeds thereof, no Material Adverse Effect could reasonable be expected to occur).
     5.20 Solvency. Upon giving effect to the execution of this Agreement and the other Loan Documents by the Borrower and each Guarantor that is a party thereto, the consummation of the transactions contemplated hereby and thereby, the Borrower and each Guarantor, on a consolidated basis, will be Solvent.
     5.21 Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for (i) filings completed prior to the Closing Date and (ii) appropriate filings or recordings in the appropriate offices as required under applicable Laws and as contemplated hereby and other actions required by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens.
     5.22 State and Federal Regulation.
     (a) The Interstate Pipeline comprising a portion of the Collateral are subject to regulation by the FERC under the NGA, NGPA, ICA, and EPAct 2005. With respect to the Interstate Pipelines, (a) the rates on file with the FERC are just and reasonable pursuant to the EPAct 2005 and (b) no provision of the tariff containing such rates is unduly discriminatory or preferential. Except as set forth on Schedule 5.22(a), neither the Borrower nor any of its Subsidiaries nor any Person that now owns or has owned an interest in the Interstate Pipelines or operates or has operated the Interstate Pipelines has been or is the subject of complaint, investigation or other proceeding regarding their respective rates or practices with respect to the Interstate Pipelines. No complaint investigation or other proceeding set forth on Schedule

5.22(a), individually or in the aggregate, could result, if adversely determined to the position or interest of the Borrower or any of its Subsidiaries, in a Material Adverse Effect.
     (b) Certain Intrastate Pipelines that comprise a portion of the Collateral are subject to regulation by one or more State Pipeline Regulatory Agencies. The Borrower and each of its Subsidiaries that owns pipelines or conducts pipeline operations has followed prudent practice in the Hydrocarbon transportation, processing and distribution industries, as applicable, regarding the setting of rates for services provided and the implementation of such rates. The rates charged by the Borrower and its applicable Subsidiaries with respect to the Intrastate Pipelines provide no more than fair return on the aggregate value of the property used to render services on the Intrastate Pipelines, and no such party uses, charges, imposes or implements, or has previously done any of the foregoing, in a discriminatory manner. Except as set forth on Schedule 5.22(b), neither the Borrower nor any of its Subsidiaries that owns any interest in, or operates any of the Intrastate Pipelines has been or is the subject of complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to the Intrastate Pipelines. No complaint, investigation or other proceeding set forth on Schedule 5.22(b), individually or in the aggregate, could result, if adversely determined to the position or interest of the Borrower or any of its Subsidiaries or other such Person, in Material Adverse Effect.
     (c) Borrower and each of its applicable Subsidiaries is in compliance in all material respects with all rules regulations and orders of the FERC and all State Pipeline Regulatory Agencies applicable to its property.
     (d) As of the Closing Date, neither Parent nor any of its Subsidiaries is liable for any refunds or interest thereon as result of an order from the FERC or any Governmental Authority with jurisdiction over any portion of the Interstate Pipeline or Intrastate Pipeline.
     (e) Borrower’s and each of its applicable Subsidiary’s report on Form 2 or 2A, as applicable, filed with the FERC, if any, complies with all applicable material legal requirements and does not contain any untrue statement of material fact or omit to state material fact required to make the statements therein not misleading.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.04) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and cash flows and consolidated partners’ capital (or other form of owners’ equity) for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Parent’s internal controls pursuant to Section 404 of Sarbanes-Oxley that does not identify any material weaknesses or scope limitations, other than (1) scope limitations related to acquisitions by Parent or the Subsidiaries that are effected during the period covered by the attestation report or (2) material weaknesses or scope limitations to which the Required Lenders do not object; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, commencing with the fiscal quarter ending June 30, 2011, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended (or, in the case of the statement of cash flows, solely the portion of Parent’s fiscal year then ended), and the consolidated partners’ capital (or other form of owners’ equity) for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the General Partner as fairly presenting in all material respects the financial condition, results of operations, partners’ capital and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the General Partner, and (ii) a certificate of a Responsible Officer of the General Partner certifying compliance with Section 6.08 and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 6.08;
     (b) promptly upon their becoming available, and in any event with 10 Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, true and correct copies of all material reports, forms and notices filed with or received from the FERC, any State

Pipeline Regulatory Agency or any similar Governmental Authority concerning the regulation of any material portion of the property constituting Collateral hereunder and the matters described in such report, form or notice could reasonably be expected to have a Material Adverse Effect;
     (c) promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent body or the audit committee of the board of directors) of the Borrower, Parent or the General Partner by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the owners of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 6.01 or any other clause of this Section 6.02;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that could reasonably be expected to cause a Material Adverse Effect;
     (g) promptly after the assertion in writing thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any real property described in the Security Documents to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;
     (h) promptly upon the occurrence thereof, notice of any acquisition or divestiture by Parent or any of its Subsidiaries of any assets or properties outside of the ordinary course of business or in excess of $3,000,000;
     (i) promptly upon its becoming available, copies of all notices or documents received by the Borrower or any other Loan Party pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract;

     (j) as soon as available, and in any event within 30 days after the end of each fiscal year, a financial plan for Parent (in form reasonably satisfactory to the Administrative Agent), prepared or caused to be prepared by a Responsible Officer of the General Partner, setting forth for the then calendar year and financial projections for Parent, such projections certified by Responsible Officer of the General Partner as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to the Parent or any of its Subsidiaries) by such Responsible Officer;
     (k) within 45 days after and as of the end of each fiscal quarter of Parent, a hedging position report, in a form satisfactory to the Administrative Agent, setting forth, a true and complete list of all Hedging Contracts of Parent and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement;
     (l) within 45 days after and as of the end of each fiscal quarter of Parent, a report certified by Responsible Officer of the Borrower as to the volume of Hydrocarbons transported through the Interstate Pipelines and the Intrastate Pipelines and the volume of Hydrocarbons processed in the processing plants of the Loan Parties, each organized by major operating unit;
     (m) at any time upon or after Parent or any Subsidiary having Indebtedness rated by Moody’s or S&P, prompt written notice of such rating or any change in such rating;
     (n) concurrently with the annual renewal of the Loan Parties’ insurance policies, if requested by the Administrative Agent, a certificate of insurance showing all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (o) promptly, and in any event within five (5) Business Days after the effectiveness thereof, copies of any material amendment to the Parent’s or any of its Subsidiaries’ charter, by-laws or other organizational documents, such notice to identify the amendments; and
     (p) promptly, such additional information regarding the Collateral or the business, financial, legal or corporate affairs of Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 10.02, or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (delivery of the Compliance Certificates required to be delivered pursuant to Section 6.02(a) also being deemed delivered on such date if included within such electronic mail under this clause (iii)); provided, the Borrower shall upon the request of the Administrative Agent provide to the Administrative Agent paper copies of any such electronically delivered Compliance Certificates); provided further, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (i) or (ii) above and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, and the Administrative Agent hereby agrees that it shall use reasonable commercial efforts to post such documents received pursuant to this clause (iii) on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. Except as expressly provided in the foregoing clause (iii) the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, Parent or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     6.03 Risk Management Policy.
     (a) As soon as available, but in any event within 60 days of the Closing Date, deliver to the Administrative Agent a certificate of a Responsible Officer of the General Partner attaching, for distribution to the Lenders, a copy of the risk management policy of the Parent (which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be approved by the board of directors (or equivalent body) of the General

Partner) and certifying that such attachment is a true and correct copy of the Risk Management Policy as duly adopted in accordance with the internal risk policies of the Parent.
     (b) Keep the Risk Management Policy in full force and effect, and in accordance therewith, conduct its business in compliance with the Risk Management Policy. The Parent shall provide at least five (5) Business Days prior written notice to the Administrative Agent of any proposed amendment, modification, supplement or other change to such Risk Management Policy, which proposed amendment, modification, supplement or other change must receive the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) if relating to the modifications to credit limits or open or stop loss position limits or contract or commodity traded limits. Failure of the Administrative Agent to respond to any proposed amendment, modification, supplement or other change in writing setting forth its reasons for disapproval within ten (10) Business Days of receipt of such written notice from the Parent shall be deemed to be approval of such proposed amendment, modification, supplement or other change by the Administrative Agent. The Parent shall provide to the Administrative Agent (for distribution to the Lenders, including, without limitation, if requested by a Lender, through posting on the Platform), within ten (10) days of the effectiveness of any such amendment, modification, supplement or other change, such revised Risk Management Policy in its entirety. The Borrower agrees that upon request by the Administrative Agent, from time to time, the Borrower and the Administrative Agent will review and evaluate the Borrowers’ Risk Management Policy.
     6.04 Notices. Promptly notify the Administrative Agent:
     (a) of the occurrence of any Event of Default, or any Default of which the Parent or any of its Subsidiaries has knowledge;
     (b) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect, promptly after the Parent or any of its Subsidiaries, after due and prompt investigation, conclude that such event could reasonably be expected to have such a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices adopted by Parent or any Subsidiary, including any determination by the Borrower referred to in Section 2.09(b); and
     (e) of the occurrence of any casualty event affecting property with a fair market value in excess of $3,000,000 or which casualty event is otherwise material.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the General Partner setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.04(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

     6.05 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Parent or its Subsidiaries; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, except where the failure to make such payment will not result in a Material Adverse Effect.
     6.06 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action it deems necessary in its reasonable business judgment, to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.08 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, adequate insurance with respect to its properties (including properties that are subject to a mortgage or deed of trust) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing (a) for payment of losses to the Collateral Agent as its interests may appear, (b) that such policies may not be canceled or reduced or affected in any material manner for any reason without 30 days prior notice to the Collateral Agent, and (c) for any other matters specified in any applicable Security Document or which the Collateral Agent may reasonably require. With respect to properties that are subject to a mortgage or deed of trust and on which Buildings or Manufactured Mobile Homes with a fair market value in excess of $750,000 are located (where such improvements are subject to such mortgage or deed of trust), the Borrower will and will cause Parent and its Subsidiaries to provide the Administrative Agent with a standard flood hazard determination form for such property, and obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any properties that are subject to a mortgage or deed of trust (where such improvements are subject to such mortgage or deed of trust) are within a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Regulations.

In addition, to the extent Parent or any Subsidiary fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any relevant property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable flood insurance laws.
     6.09 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.10 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent or such Subsidiary, as the case may be.
     6.11 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (to the extent accompanied by a representative of the Borrower or applicable Subsidiary and subject to any terms of any applicable easement), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower at their own risk; provided, however, that if no Event of Default exists such audits shall be limited to once each fiscal year and Borrower shall not be obligated to reimburse the Administrative Agent for such audits more than once each fiscal year.
     6.12 Use of Proceeds. Use the proceeds of the initial Credit Extension for the payment of fees and expenses relating to this Agreement and to make a one-time distribution to AIM Midstream Holdings, LLC, the General Partner and participants in the Long Term Incentive Plan as defined in the Partnership Agreement holding common units in an amount not to exceed $60,000,000, and thereafter, use the proceeds of the other Credit Extensions for working capital, acquisitions, Capital Expenditures, and other general company purposes not in contravention of any Law or of any Loan Document.
     6.13 Additional Guarantors. At the time that any Person becomes a Subsidiary of the Borrower, or in the case of Parent, at the time that Finance Co is formed, and in any event within 15 calendar days, cause (a) such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty and Collateral Agreement or a joinder thereto, and (ii) deliver to the Collateral Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(a) and if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section 6.13), all in form, content and scope reasonably satisfactory to the Administrative Agent; and (b) (i) cause all of the Equity Interest of such Person to be pledged to the Administrative Agent to secure the Obligations by executing and delivering the Guaranty and Collateral Agreement or a joinder thereto, (ii) pursuant to the Guaranty and Collateral Agreement, deliver or cause the applicable Subsidiary to deliver to Administrative Agent all certificates, stock powers and other documents required by the Guaranty and Collateral Agreement with respect to all such Equity Interests of any such Subsidiary and (iii) take or cause the applicable Subsidiary to take such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge or and security interest in such Equity Interests in such Subsidiary.
     6.14 Agreement to Deliver Security Documents. Subject to Section 6.18, with respect to any right, title or interest of any Loan Party or any of its Subsidiaries in (i) Equity Interests or (ii) real property, or gathering systems and pipelines, together with all contracts, rights-of-way, easements, servitudes, fixtures, equipment, improvements, permits, and records appertaining thereto (collectively, “Pipelines”) or other Property acquired after the date of this Agreement or arising from maintenance and other capital expenditures or expansions that, individually or together with all other unmortgaged real property and Pipelines, have a fair market value of at least $5,000,000, it will, within 30 calendar days grant or cause to be granted to the Collateral Agent for the benefit of the Secured Parties a first priority Lien of record on all such Equity Interests, real property, Pipelines and other property or assets (with no other Liens other than Liens permitted by Section 7.01), upon terms substantially the same as those set forth in the Security Documents for property of a similar type, complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 had such property been owned thereby on the date of this Agreement, complete such other actions as may be reasonably requested by the Administrative Agent pursuant to Sections 6.17, provide such legal opinions as may be reasonably requested by the Administrative Agent and pay, or cause to be paid, all taxes and fees related to any necessary registration, filing or recording in connection therewith; provided that, no mortgage or deed of trust will extend to any Building or Manufactured Mobile Homes located on the real property encumbered thereby unless the value of the Building and/or Manufactured Mobile Homes on any such property exceeds $750,000 (it being understood and agreed that, with respect to any such property, Borrower shall comply with the requirements of Section 6.08).
     6.15 Environmental Matters; Environmental Reviews.
     (a) (i) Comply in all material respects with all Environmental Laws now or hereafter applicable to such Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, (ii) obtain, at or prior to the time required by applicable Environmental Laws, all material permits, licenses and other authorizations under applicable Environmental Laws necessary for its then current operations and will maintain such authorizations in full force and effect, (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at or from any of its properties, as may be required by, and in accordance with the requirements of, applicable Environmental Laws. Promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person.

     (b) (i) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Person, or of which it has notice, pending or threatened against such Person, the potential liability of which could reasonably be expected to have a Material Adverse Effect if resolved adversely against such Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any applicable Environmental Laws or any permits, licenses or authorizations required under applicable Environmental Laws in connection with its ownership or use of its properties or the operation of its business, and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent and the Lenders any material actions and proceedings relating to compliance with Environmental Laws to which Parent, Borrower or an Subsidiary is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves.
     (c) Promptly furnish to Administrative Agent all written requests for information, notices of claim, demand letters, and other written notifications, received by such Person in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material arising from its operations at any location, the potential liability of which could reasonably be expected to have a Material Adverse Effect if resolved adversely against such Person.
     (d) To the extent necessary to comply in all material respects with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect.
     (e) Provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.15.
     6.16 Compliance with Agreements. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, upon and during the continuance of an Event of Default, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent upon and during the continuance of an Event of Default, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in each case, where the failure to do so, either individually or in the aggregate, (i) could not reasonably be expected to have an adverse effect on the Loan Parties, the Administrative Agent, the L/C Issuer or the Lenders and (ii) could not reasonably be expected to cause a Material Adverse Effect (provided that the termination and replacement of a Material Contract in the ordinary course of business shall be deemed not to have such an adverse effect if the replacement will occur with reasonable promptness in the business judgment of the Borrower, and the replacement Contractual Obligation is substantially as favorable to the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders as the Contractual Obligation being replaced).

     6.17 Further Assurances. Promptly upon reasonable request by the Administrative Agent or the Collateral Agent, or the Required Lenders through the Administrative Agent or Collateral Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent, or any Lender through the Administrative Agent or Collateral Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests (other than Excluded Property) to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     6.18 Bamagas.Use commercially reasonable efforts to obtain the Consent, and, to the extent the Consent is not obtained prior the Closing Date, within five (5) Business Days of obtaining the Consent, cause Bamagas to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders (unless waived by the Administrative Agent), the items described in Section 6.13 hereof that are otherwise required to be executed and delivered by each Person which becomes a Subsidiary of any Borrower (directly or indirectly) subsequent to the Closing Date, whether by Permitted Acquisition or otherwise.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (except as contemplated by Section 7.03(b)), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) terms, conditions, exceptions, limitations, easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, minor right-of-way gaps and minor title deficiencies on or with respect to any pipeline system or other real property, in each case, whether now or hereafter in existence, that would not, individually or in the aggregate, be reasonably expected to materially interfere with the ordinary conduct of the business of the Borrower or materially detract from the use of the property which they affect, and for the purposes of this Agreement, any minor title deficiency shall include, but not be limited to, terms, conditions, exceptions, limitations, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of any Loan Party that are customarily granted or permitted to exist in the midstream pipeline industry or oil and gas industry; provided, however, that such deficiencies, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and do not materially detract from the use of the property which they affect;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the purchase price or cost of the property being acquired on the date of acquisition;
     (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depository or brokerage agreements, and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage;

     (k) Liens arising from precautionary Uniform Commercial Code financing statements relating to operating leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such operating lease or contractual arrangement;
     (l) statutory Liens, and any deposits, arising in the ordinary course of business relating to purchases of Hydrocarbons in favor of producers thereof; provided that (i) such Liens do not at any time encumber any property other than the Hydrocarbons being purchased and secure only amounts due for the purchase thereof, and (ii) the amount secured thereby is not overdue for a period of more than 30 days or is otherwise being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (m) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
     (n) rights reserved to or vested by law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Borrower or any of its Subsidiaries or the use thereof or the rights and interest of any Borrower or any of its Subsidiaries therein, in any manner under any and all laws;
     (o) Liens existing on any property or asset prior to the acquisition thereof by any Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of any Borrower or any of its other Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the debt secured by such Lien is debt permitted under Section 7.03(h) hereof;
     (p) Liens arising in connection with the Permitted Sale/Leaseback Transactions;
     (q) the Insurance Premium Financing Lien; and
     (r) Liens attaching to any deposit accounts in which cash collateral in an aggregate amount not to exceed $5,000,000 has been provided in connection with Hedging Contracts existing on the Closing Date and permitted under Section 7.03(e) (without extension or renewal or increase in notional amount).
provided, nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under subsections (a) through (l) above ranks in priority to any Obligation.

     7.02 Investments. Make or hold any Investments, except:
     (a) Investments held by Parent or such Loan Party in the form of Cash Equivalents or short-term marketable debt securities;
     (b) advances to officers, directors and employees of the General Partner, Parent, the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments of (i) Parent in the Borrower and Finance Co (subject to the limitations on the activities of Finance Co set forth in the definition thereof), (ii) the Borrower in any wholly-owned Subsidiary that is a Guarantor and (iii) any wholly-owned Subsidiary that is a Guarantor in the Borrower or in another wholly-owned Subsidiary that is a Guarantor;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03;
     (f) Investments consisting of Equity Interests, real or personal property received as non-cash consideration pursuant to Dispositions permitted under Section 7.05(c);
     (g) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(h) (each, a “Permitted Acquisition”):
     (i) to the extent required by Section 6.13, each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required by this Agreement, the Subsidiaries of such created or acquired Subsidiary) shall be a Guarantor and shall have complied with the requirements of Sections 6.13 and 6.14, within the times specified therein;
     (ii) the acquired property, assets, business or Person is in a line of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, compatible, complimentary or incidental thereto;
     (iii) the Borrower shall have delivered to the Administrative Agent not less than 10 days (or such shorter period of time agreed to by the Administrative Agent) nor more than 90 days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information regarding such acquisition, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document) and historical financial information (including income statements, balance sheets and cash flows) covering at least three complete fiscal years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Administrative Agent;
     (iv) (A) (I) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and the representations and warranties set forth in the Loan Documents shall be true and correct and (II) immediately after giving effect to such purchase or other acquisition, Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Sections 7.19 and (B) immediately prior to the consummation of such purchase or other acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate with respect to the matters set forth in clause (A) above;
     (v) the Administrative Agent shall have received satisfactory evidence showing that the business or Person being acquired does not have negative EBITDA calculated on trailing twelve-month basis; and
     (vi) the board of directors or other Persons exercising similar functions of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;
     (h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time outstanding; and
     (i) other Investments in an outstanding aggregate amount at any time not exceeding $2,000,000; provided that no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) one or more Parent Debt Offerings;
     (c) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
     (d) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

     (e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedging Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business consistent with industry practices for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and such Hedging Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (ii) after adoption of the Risk Management Policy, such obligations are (or were) entered into in compliance with the Risk Management Policy, provided further that, except as permitted under Section 7.01(r), no Hedging Contract may be secured by cash collateral;
     (f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;
     (g) Indebtedness of any Loan Party owing to another Loan Party;
     (h) any Indebtedness of any Borrower or any Subsidiary that is assumed to finance the cost of Permitted Acquisitions to the extent all such Indebtedness at any one time outstanding does not exceed $1,000,000;
     (i) the guarantee of or other reimbursement obligations in connection with performance bonds issued in connection with or related to the Collateral to the extent all such Indebtedness at any one time outstanding does not exceed $3,000,000; and
     (j) any Indebtedness arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (h) of Section 8.01;
     (k) Insurance Premium Financing Debt not to exceed $1,300,000 at any time outstanding.
     (l) unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed 1,000,000.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:
     (a) any wholly-owned Subsidiary of the Borrower may merge or consolidate with or into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other wholly-owned Subsidiaries of the Borrower; and
     (b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a wholly-owned Subsidiary.

     No Loan Party shall issue any Equity Interests which (i) may be classified in whole or part as Indebtedness under GAAP, (ii) require mandatory distributions (other than dividends or distributions of additional Equity Interests of such type permitted under Section 7.06(b) or distributions of Available Cash permitted under Section 7.06(d)) or mandatory redemption prior to 91 days after the Maturity Date, or (iii) provide for a scheduled distribution above generally prevailing market rates at the time of issuance. No Subsidiary of Parent will issue any additional Equity Interests, except a direct Subsidiary of a Loan Party may issue additional Equity Interests to such Loan Party or to the Borrower so long as (i) such Subsidiary is a wholly-owned Subsidiary of the Borrower (or is Finance Co) after giving effect thereto, and (ii) such Equity Interests shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to Security Documents acceptable to the Collateral Agent.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory and Hydrocarbons in the ordinary course of business;
     (c) Dispositions of equipment or real property so long as (i) not less than seventy-five percent (75%) of the purchase price for such asset shall be paid in cash; (ii) the aggregate purchase price paid to Loan Parties for such asset and all other such assets sold by Loan Parties during any period of four consecutive fiscal quarters pursuant to this clause (c) shall not exceed $5,000,000; (iii) no Default or Event of Default shall exist prior to or after giving effect to such sale and (iv) the Borrower shall make the prepayment or reinvestment of Net Cash Proceeds of such Disposition to the extent required by Section 2.04(c);
     (d) Dispositions of property by any Loan Party to another Loan Party;
     (e) Liens permitted by Section 7.01, Investments permitted by Section 7.02, Dispositions permitted by Section 7.04, and Restricted Payments permitted by Section 7.06;
     (f) liquidations or other dispositions of cash and Cash Equivalents;
     (g) disposition of owned or leased vehicles in the ordinary course of business;
     (h) the Permitted Sale/Leaseback Transaction; and
     (i) disposition of Excluded Property.
provided, however, that any Disposition pursuant to clauses (a), (b), (c) and (f) shall be for fair market value. The Lenders hereby consent and agree to the release by the Collateral Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 7.05.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no

Default shall have occurred and be continuing at the time of any such action described below or would result therefrom:
     (a) each Subsidiary of the Parent may make Restricted Payments to the Parent and any other Person that owns an Equity Interest in such Subsidiary ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common or subordinated Equity Interests of such Person and Parent may issue common Equity Interests upon the conversion of subordinated Equity Interests;
     (c) Parent may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests);
     (d) Parent may make or incur a liability to make cash quarterly distributions in an amount equal to Available Cash;
     (e) Parent may make distributions as described in “Use of Proceeds” in the Registration Statement;
     (f) Parent may make payments to its partners for the redemption of a portion of their common units or subordinated Equity Interests to the extent of the net cash proceeds from the underwriters’ exercise of their option to purchase additional common units;
     (g) each of the Parent and each of its Subsidiaries may make distributions of its Equity Interests as a split or other distribution of Equity Interests where the distributions are made as described in the Registration Statement or on a pro rata basis to all of its equityholders; and
     (h) Parent may repurchase its Equity Interests in connection with the administration of the Long Term Incentive Plan as defined in the Partnership Agreement, including (i) in connection with the cashless exercise of unit options, (ii) the repurchase of restricted units from employees, directors and other recipients under such plan at nominal values, and (iii) the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, unit grants or other awards made under such plan.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Parent or such Subsidiary, taken as a whole, as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (as determined in good faith by the board of directors of the General Partner or the conflicts committee), provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any Guarantor or between and among any Guarantors or transactions described in “Summary—Recapitalization Transactions and Partnership Structure” and “Certain Relationships and Related Party Transactions” in the Registration Statement.
     7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or provisions in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, which restrict the transfer, assignment or encumbrance thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, unless such Contractual Obligation provides that such requirement shall not apply with respect to Liens granted to secure the Obligations.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Prohibited Contracts. Other than those listed on Schedule 7.11:
     (a) enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business; or
     (b) incur any obligation to contribute to any Multiemployer Plan or permit any ERISA Affiliate to do so.
     7.12 Prepayments of Debt. Directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Parent Debt Offering, except (a) with the net cash proceeds, or in exchange for, another Parent Debt Offering, and (b) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of a Parent Debt Offering.
     7.13 Sale or Discount of Receivables. Other than in connection with the bankruptcy or financial distress of counterparties, discount, assign or sell (with or without recourse) any income or revenues (including notes receivable and accounts receivable) or any rights in respect thereof.
     7.14 Material Contracts. (a) Cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), or (b) amend or otherwise modify any provision of any Material Contract or give any consent, waiver or approval thereunder, or waive any material breach of or material default under any Material Contract in each case that could reasonably be expected to have an adverse effect on the Loan Parties, the Administrative Agent, the L/C Issuer and/or the Lenders (provided that for purposes of this Section 7.14, the termination and replacement of a Material Contract in the ordinary course of business shall be deemed not to have such an adverse effect if the replacement will occur with reasonable promptness in the business judgment of the Borrower, and the replacement Contractual Obligation is substantially as favorable to the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders as the Contractual Obligation being replaced).
     7.15 Amendments to Organizational Documents and Certain Other Documents. (a) Amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) or waive any material right or obligation of any Person under, its Organization Documents, except to the extent that, such amendment, modification, changes and consents (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents and (ii) could not reasonably be expected to have an adverse effect on the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issue, or any Loan Parties, (b) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the definition of Available Cash (or any related definitions having similar effect) in the Partnership Agreement or (c) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the terms of or documents evidencing the Parent Debt Offering in a manner that could reasonably be expected to be adverse to the Lenders.
     7.16 Sale Leasebacks. Except for the Permitted Sale/Leaseback Transactions, enter into any arrangement, directly or indirectly, with any Person whereby it or any of its Subsidiaries shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby it or any of its Subsidiaries shall then or thereafter rent or lease such Property or any part thereof or other Property that it or such Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.
     7.17 Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (A) listed in the annex to, or is otherwise subject to the provisions of the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and it and its Subsidiaries shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming their compliance with this Section 7.17).
     (b) Cause or permit any of the funds of any Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Law.
     7.18 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any Law promulgated thereunder, with the result that the Loans made by the Lenders would be in violation of Law or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the Loans are in violation of any Law.
     7.19 Financial Covenants.
     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Parent to be less than 2.50 to 1.00.
     (b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio to be greater than (x) as of the end of any fiscal quarter of Parent after a Qualified Parent Debt Offering, 5.00 to 1.00 and (y) as of the end of any other fiscal quarter of Parent, 4.50 to 1.00.
     (c) Consolidated Secured Leverage Ratio. After a Qualified Parent Debt Offering, permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter of Parent to be greater than 3.50 to 1.0.

     7.20 Accounting Changes. Make any change in (a) material accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.
     7.21 Control Agreements. Open or maintain any deposit account, securities account or commodities account without subjecting such account to a first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, in the case of newly opened accounts within ten (10) Business Days after such account is opened or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion (but not to exceed thirty (30) days), subject to liens permitted hereunder, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.
     7.22 State and FERC Regulatory Authority. Except in the ordinary course of business (to the extent that the Administrative Agent receives notice within five Business Days thereof), knowingly take or fail to take any action or permit any of its Subsidiaries to take or fail to take any action that could cause the Borrower or any of its Subsidiaries, or any of their assets or business that is not already so regulated or treated to be (a) regulated as a “natural gas company”, “utility”, “public utility” or “gas utility” by FERC or any State Pipeline Regulatory Agency; (b) deemed to be providing any service that would require the prior approval of any State Pipeline Regulatory Agency in order to discontinue or abandon such service; (c) within the meaning of the regulations of any State Pipeline Regulatory Agency be deemed to be charging “residential rate” or “commercial rate” or providing “gas utility service to residential and small commercial customers” (within the meaning of Section 7.45 of the rules of the Texas Railroad Commission); or (d) subject to FERC jurisdiction.
     7.23 Limitations on Parent. Without limiting any restrictions on Parent otherwise set forth in this Article VII, Parent shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Borrower or Finance Co, or (b) conduct or engage in any operations or business other than (i) those incidental to its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, (iv) any public offering of its common stock or any other issuance of its Equity Interests, (v) any transaction that Parent is expressly permitted or contemplated to enter into or consummate under this Agreement, including one or more Parent Debt Offerings to the extent permitted by this Agreement, (vi) guaranteeing the obligations of its Subsidiaries to the extent permitted by this Agreement, (vii) performance under the Partnership Agreement, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Parent and the Borrower, (ix) holding any cash or property received in connection with Restricted Payments made by the Borrower and its Subsidiaries pursuant to this Agreement or contributions to its capital or in exchange for the issuance of Equity Interests, in each case, pending application thereof by Parent or the making of Restricted Payments, (x) providing indemnification to officers and directors and (xi) any activities incidental to any of the foregoing.
     7.24 Bamagas. Notwithstanding anything to the contrary in this Agreement, and without limiting any restrictions on Subsidiaries of the Parent, including Bamagas, otherwise set forth in this Article VII:

     (a) permit Bamagas to create, incur, assume or permit to exist any Indebtedness or Disqualified Equity Interest;
     (b) (i) except for the rights of first refusal in favor of Calpine Energy Services, L.P. and its successors and assigns existing on the Closing Date, permit Bamagas to create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except Liens permitted by Section 7.01, or (ii) permit any Lien to exist on the Equity Interests of Bamagas other than pursuant to the Loan Documents;
     (c) permit Bamagas to become a non-wholly owned Subsidiary;
     (c) permit Bamagas to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it;
     (d) permit Bamagas to engage in any material business or own any material property or assets other than businesses conducted by it and the property and assets owned by it on the date hereof;
     (e) permit Bamagas to fail to distribute its “distributable cash” as calculated for any fiscal quarter to its owners by the end of the following fiscal quarter; provided that for purposes of this Section 7.24(e), “distributable cash” shall mean revenue less (i) operating costs and (ii) maintenance capital expenditures;
     (f) (i) permit Bamagas to enter into, incur or permit to exist any Contractual Obligation that prohibits, restricts or imposes any condition upon the ability of Bamagas to create Liens upon its property or assets in favor of the Secured Parties, other than the Contractual Obligations set forth on Schedule 7.24(f) (which Contractual Obligations may not be amended or modified to make the prohibitions, restrictions or conditions therein related to the ability of Bamagas to create Liens upon its property or assets more restrictive than those that exist therein on the date hereof); or (ii) enter into, incur or permit to exist any Contractual Obligation that prohibits, restricts or imposes any condition on (A) the ability of the Parent and its Subsidiaries to grant Liens on the Equity Interests in Bamagas pursuant to the Loan Documents, or (B) the ability of Bamagas to make Restricted Payments with respect to any of its Equity Interests; or
     (g) make any Investments in Bamagas.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due

hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Parent or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.04, 6.06(a), 6.12, 6.13 or 6.14 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or, (i) in the case of Section 6.11 of this Agreement only, seven (7) days and (ii) in the case of Section 6.16 of this Agreement only, sixty (60) days); or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or
     (e) Cross-Default. (i) The Parent or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, the passage of time, or both, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an “Early Termination Date” (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which Parent or any Subsidiary is the “Defaulting Party” (as defined in such Hedging Contract) or (B) any “Termination Event” (as so defined) under such Hedging Contract as to which Parent or any Subsidiary is an “Affected Party” (as so defined) and, in either event, the Hedging Termination Value owed by Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f) Insolvency Proceedings, Etc. Parent, the Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Parent, the Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not adequately covered by solvent independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days from the date of entry during which such judgment remains unpaid, unvacated, unbonded or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount and such ERISA Event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

     (k) Change in Control. There occurs any Change in Control.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Parent, the Borrower or any Subsidiary under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15 be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to the Secured Hedging Obligations and Secured Cash Management Obligations, ratably among the Lenders, the L/C Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Collateral Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.03 and 2.14; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT AND COLLATERAL AGENT
     9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent (for purposes of this Article IX only, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
     Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Parent, the Borrower, a Lender or the L/C Issuer.
     Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
     9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     9.06 Resignation of Agents. Either Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.
     Any resignation by Bank of America as Administrative Agent and/or Collateral Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize each Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Agents under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Agents under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
     (c) to release any Guarantor from its obligations under the Guaranty and Collateral Agreement if such Person ceases to be a Subsidiary of the Borrower (or in the case of Finance Co, a Subsidiary of Parent) as a result of a transaction permitted hereunder.
     Upon request by either Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the

Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the guaranty contained in the Guaranty and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment or prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

     (e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release all or substantially all of the value of the guaranty contained in the Guaranty and Collateral Agreement without the written consent of each Lender, except as provided in Section 9.10; or
     (h) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except as provided in Section 9.10;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except as expressly provided otherwise in this Agreement (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, Parent, the Administrative Agent, the Collateral Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower or Parent).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, Parent, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise)

arising out of the Borrower’s, Parent’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, Parent, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, Parent, the Administrative Agent, the Collateral Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, Parent, the Administrative Agent, the Collateral Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or Parent or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by the Borrower or on behalf of the Borrower by Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and Parent shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by the Borrower or on behalf of the Borrower by Parent. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Parent and the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer, including the reasonable legal fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that, in the case of legal fees and expenses such reimbursement obligation shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Lenders, taken as a whole).

     (b) Indemnification by Parent and the Borrower. Parent and the Borrower shall indemnify the Administrative Agent, the Collateral Agent (and any sub-agent of either of the foregoing), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel to the affected Lenders, taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Parent or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (other than claims by or against an Indemnitee in its capacity as Administrative Agent, Collateral Agent, Arranger or other Agent) that have not resulted from the action, inaction, participation or contribution of Parent, the Borrower or any Affiliates of the foregoing or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-

agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction..
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than pursuant to a transaction permitted by Section 7.04) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the consent of the Borrower (except in the case of an assignment to a

Competitor, such consent not to be unreasonably withheld) shall be required for any assignment (including to a Competitor) unless an Event of Default has occurred and is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof);
     (iv) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld); provided that, notwithstanding anything in the Loan Documents to the contrary, Administrative Agent has no duty to, and shall not be liable to Borrower, any assignor or assignee Lenders or any of their respective Affiliates for any failure to, inquire or otherwise verify whether or not such assignment is being made to a Competitor, and Administrative Agent shall have no duty or obligation to enforce any prohibition on such assignment;
     (v) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);
     (vi) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (vii) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to a natural person or (C) to Parent, the Borrower or their respective Affiliates or Subsidiaries; and
     (viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Parent, the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of Parent, the Borrower, the L/C Issuer and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(d) shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and provided with all information required to be included in the Register and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed

Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Contract relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     The Administrative Agent hereby appoints each of the L/C Issuer and Lenders to serve as its bailee to perfect the Administrative Agent’s Liens in any Collateral in the possession of such L/C Issuer and Lender. L/C Issuer and each Lender possessing any Collateral agrees to so act as bailee for the Administrative Agent in accordance with the terms and provisions hereof. In furtherance of the forgoing, L/C Issuer and each Lender acknowledges that certain of the Loan Parties maintain deposit accounts, securities accounts and commodities accounts with one or more of the Administrative Agent, L/C Issuer and Lenders (all such accounts maintained by Loan Parties with one or more of the Administrative Agent, L/C Issuer and Lenders being herein collectively called the “Lender Party Accounts” and individually a “Lender Party Account”). L/C Issuer and each Lender agrees to hold its Lender Party Accounts as bailee for the Administrative Agent to perfect the security interest held for the benefit of the L/C Issuer or a Lender therein. Prior to the receipt by L/C Issuer or a Lender of notice from the Administrative Agent that it is exercising exclusive control over any Lender Party Account (a “Notice of Exclusive Control”), the Loan Parties are entitled to make withdrawals from the Lender Party Accounts and make deposits into and give entitlement orders with respect to the Lender Party Accounts. Once L/C Issuer or a Lender has a Notice of Exclusive Control, which such notice shall not be given until an Event of Default has occurred and is continuing, the Administrative Agent shall be the only party entitled to make withdrawals from or otherwise give any entitlement order or other direction with respect to the Lender Party Accounts. To the extent not already occurring, L/C Issuer and each Lender agrees to transfer, in immediately available funds by wire transfer to the Administrative Agent, the amount of the collected funds credited to the deposit accounts which are Lender Party Accounts held by such L/C Issuer or Lender, and deliver to the Administrative Agent all moneys or instruments relating thereto or held therein and any other Collateral at any time the Administrative Agent demands payment or delivery thereof after a Notice of Exclusive Control has been delivered to such L/C Issuer or Lender. Each Loan Party agrees that L/C Issuer and each Lender is authorized to immediately deliver all the Collateral to the Administrative Agent upon the L/C Issuer’s or Lender’s receipt of a Notice of Exclusive Control from the Administrative Agent.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, L/C Issuer, or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, L/C Issuer or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04 or gives notice pursuant to Section 3.02, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Defaulting Lender, (d) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (e) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) except in the case of an assignment to another Lender, in which case the Administrative Agent shall waive the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LENDER, THE L/C ISSUER, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, EACH LENDER, THE L/C ISSUER, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between Parent, the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of Parent and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Parent and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, the Borrower or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to Parent, the Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to Parent, the Borrower or their Affiliates. To the fullest extent permitted by law, each of Parent and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Parent and the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN MIDSTREAM, LLC, as Borrower
By:	/s/ Sandra M. Flower
	Name:	Sandra M. Flower
	Title:	Treasurer

AMERICAN MIDSTREAM PARTNERS, LP, as Parent
By:	American Midstream GP, LLC,
a Delaware limited liability company,
its sole general partner

By:	/s/ Sandra M. Flower
	Name:	Sandra M. Flower
	Title:	Vice President of Finance

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
By:	/s/ Kevin L. Ahart
	Name:	Kevin L. Ahart
	Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Director

Signature Page to Credit Agreement

CITIBANK, N.A., as a Co-Syndication Agent and a Lender
By:	/s/ Todd Mogil
	Name:	Todd Mogil
	Title:	Vice President

Signature Page to Credit Agreement

COMERICA BANK, as a Co-Syndication Agent and a Lender
By:	/s/ Caroline McClurg
	Name:	Caroline McClurg
	Title:	Senior Vice President

Signature Page to Credit Agreement

COMPASS BANK, as a Documentation Agent and a Lender
By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Senior Vice President

Signature Page to Credit Agreement

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ Garrett McKinnon
	Name:	Garrett McKinnon
	Title:	Senior Vice President

Signature Page to Credit Agreement

Schedule 1.01(a)
Security Schedule
(1) Guaranty and Collateral Agreement, dated as of August 1, 2011, made by American Midstream, LLC and each of the other Grantors and Pledgors party thereto, in favor of Bank of America, N.A. as Collateral Agent.
(2) Treasury Management Services Controlled Collateral Account Service Agreement, dated as of August 1, 2011, entered into by Comerica Bank, American Midstream, LLC, and Bank of America, N.A., as Collateral Agent for the Secured Parties.
(3) Treasury Management Services Controlled Collateral Account Service Agreement, dated as of August 1, 2011, entered into by Comerica Bank, American Midstream Marketing, LLC, and Bank of America, N.A., as Collateral Agent for the Secured Parties.
(4) Treasury Management Services Controlled Collateral Account Service Agreement, dated as of August 1, 2011, entered into by Comerica Bank, American Midstream (AlaTenn), LLC, and Bank of America, N.A., as Collateral Agent for the Secured Parties.
(5) Treasury Management Services Controlled Collateral Account Service Agreement, dated as of August 1, 2011, entered into by Comerica Bank, American Midstream (Midla), LLC, and Bank of America, N.A., as Collateral Agent for the Secured Parties.

(6) Mortgages and Deeds of Trust:

Entity	Document
American Midstream (AlaTenn), LLC	Mortgage, Security Agreement, Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream (AlaTenn), LLC, to Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Colbert County, AL
• Lawrence County, AL
• Limestone County, AL
• Madison County, AL
• Morgan County, AL

Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and leases, dated as of August 1, 2011, by American Midstream (AlaTenn), LLC, for the benefit of Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Alcorn County, MS
• Tishomingo County, MS

Deed of Trust, Assignment of Rents and Security Agreement, dated as of August 1, 2011, by American Midstream (AlaTenn), LLC, for the benefit of Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Hardin County, TN
• McNairy County, TN

American Midstream (Alabama Gathering), LLC	Mortgage, Security Agreement, Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream (Alabama Gathering), LLC, to Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Fayette County, AL

American Midstream (Alabama Intrastate), LLC	Mortgage, Security Agreement, Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream (Alabama Intrastate), LLC, to Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Bibb County, AL
• Chilton County, AL
• Greene County, AL
• Hale County, AL
• Tuscaloosa County, AL

Entity	Document
American Midstream (Louisiana Intrastate), LLC	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from American Midstream (Louisiana Intrastate), LLC, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• Jefferson Parish, LA
• Lafourche Parish, LA
• Plaquemines Parish, LA
• St. Bernard Parish, LA
• St. Charles Parish, LA
• Terrebonne Parish, LA

American Midstream (Midla), LLC	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from American Midstream (Midla), LLC, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• Caldwell Parish, LA
• Catahoula Parish, LA
• Concordia Parish, LA
• DeSoto Parish, LA
• East Baton Rouge Parish, LA
• East Feliciano Parish, LA
• Franklin Parish, LA
• Ouachita Parish, LA
• Plaquemines Parish, LA
• Richland Parish, LA
• St. Mary Parish, LA
• Tensas Parish, LA
• West Feliciana Parish, LA

Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and leases, dated as of August 1, 2011, by American Midstream (Midla), LLC, for the benefit of Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Adams County, MS
• Wilkinson County, MS

Entity	Document
American Midstream (Mississippi), LLC	Mortgage, Security Agreement, Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream (Mississippi), LLC, to Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Escambia County, AL
• Monroe County, AL

Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and leases, dated as of August 1, 2011, by American Midstream (Mississippi), LLC, for the benefit of Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Clarke County, MS
• Forrest County, MS
• Greene County, MS
• Jasper County, MS
• Lamar County, MS
• Wayne County, MS

American Midstream Onshore Pipelines, LLC	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from American Midstream Onshore Pipelines, LLC, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• East Feliciana Parish, LA
• Jefferson Parish, LA
• Lafayette Parish, LA
• Lafourche Parish, LA
• Plaquemines Parish, LA
• West Feliciana Parish, LA

Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and leases, dated as of August 1, 2011, by American Midstream Onshore Pipelines, LLC, for the benefit of Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Wilkinson County, MS

Entity	Document
American Midstream Offshore (Seacrest), LP	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from American Midstream Offshore (Seacrest), LP, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• Cameron Parish, LA
• Iberia Parish, LA
• St. Mary Parish, LA
• Terrebonne Parish, LA

Deed of Trust, Security Agreement Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream Offshore (Seacrest), LP, to Bank of America, N.A., as Collateral Agent for the Lenders, filed in the following counties:
• Brazoria County, TX
• Galveston County, TX

Mid Louisiana Gas Transmission, LLC	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from Mid Louisiana Gas Transmission, LLC, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• East Baton Rouge Parish, LA
• Grant Parish, LA
• West Baton Rouge Parish, LA
• West Feliciana Parish, LA

Entity	Document
American Midstream (SIGCO Intrastate), LLC	Multiple Indebtedness Mortgage, Including Assignment of Leases and Rents and Minerals, Financing Statement and Security Agreement, dated as of August 1, 2011, from American Midstream (SIGCO Intrastate), LLC, to Bank of America, N.A., as Collateral Agent, filed in the following parishes:
• Assumption Parish, LA
• Caddo Parish, LA
• Calcasieu Parish, LA
• DeSoto Parish, LA
• East Baton Rouge Parish, LA
• Evangeline Parish, LA
• Iberia Parish, LA
• Lafayette Parish, LA
• Morehouse Parish, LA
• Natchitoches Parish, LA
• Orleans Parish, LA
• Ouachita Parish, LA
• Pointe Coupee Parish, LA
• Red River Parish, LA
• St. Bernard Parish, LA
• St. James Parish, LA
• St. John the Baptist Parish, LA
• St. Tammany Parish, LA
• Tangipahoa Parish, LA
• West Baton Rouge Parish, LA

American Midstream (Tennessee River), LLC	Mortgage, Security Agreement, Financing Statement and Assignment, dated as of August 1, 2011, from American Midstream (Tennessee River), LLC, to Bank of America, N.A., as Collateral Agent for the Secured Parties, filed in the following counties:
• Colbert County, AL
• Lawrence County, AL

(7) UCC-1 Financing Statements:

Debtor	Filing Office	Filing Type
American Midstream LLC (Borrower)	Delaware Secretary of State	All Assets

American Midstream Partners, LP (Parent)	Delaware Secretary of State	UCC-1 with respect to pledge under Guaranty and Collateral Agreement

American Midstream (AlaTenn), LLC	Alabama Secretary of State	(a) All Assets (b) Transmitting Utility

	Mississippi Secretary of State	Transmitting Utility

	Tennessee Secretary of State	Transmitting Utility

American Midstream (Alabama Gathering), LLC	Alabama Secretary of State	(a) All Assets (b) Transmitting Utility

American Midstream (Alabama Intrastate), LLC	Alabama Secretary of State	(a) All Assets (b) Transmitting Utility

American Midstream (Louisiana Intrastate), LLC	Delaware Secretary of State	(a) All Assets (b) Transmitting Utility

	Jefferson Parish, LA	Transmitting Utility

	Jefferson Parish, LA	Fixture Filing (with legal descriptions of all Louisiana locations)

American Midstream (Midla), LLC	Delaware Secretary of State	(a) All Assets

(b) Transmitting Utility

	E. Baton Rouge Parish, LA	Transmitting Utility

	E. Baton Rough Parish, LA	Fixture Filing (with legal descriptions of all Louisiana locations)

	Mississippi Secretary of State	Transmitting Utility

American Midstream (Mississippi), LLC	Delaware Secretary of State	(a) All Assets (b) Transmitting Utility

	Alabama Secretary of State	Transmitting Utility

	Mississippi Secretary of State	Transmitting Utility

American Midstream Marketing, LLC	Delaware Secretary of State	All Assets

American Midstream Onshore Pipelines, LLC	Delaware Secretary of State	(a) All Assets (b) Transmitting Utility

	Jefferson Parish, Louisiana	Transmitting Utility

	Jefferson Parish, Louisiana	Fixture Filing (with legal descriptions of all Louisiana locations)

	Mississippi Secretary of State	Transmitting Utility

American Midstream Offshore (Seacrest), LP	Texas Secretary of State	(a) All Assets (b) Transmitting Utility

	Cameron Parish, Louisiana	Transmitting Utility

Debtor	Filing Office	Filing Type
	Cameron Parish, Louisiana	Fixture Filing (with legal descriptions of all Louisiana locations)

Mid Louisiana Gas Transmission, LLC	Delaware Secretary of State	(a) All Assets (b) Transmitting Utility

	E. Baton Rouge, Louisiana	Transmitting Utility

	E. Baton Rouge, Louisiana	Fixture Filing (with legal descriptions of all Louisiana locations)

American Midstream (SIGCO Intrastate), LLC	Delaware Secretary of State	(a) All Assets (b) Transmitting Utility

	E. Baton Rouge, Louisiana	Transmitting Utility

	E. Baton Rouge, Louisiana	Fixture Filing (with legal descriptions of all Louisiana locations)

American Midstream (Tennessee River), LLC	Alabama Secretary of State	(a) All Assets (b) Transmitting Utility
(8) Tennessee Tax Affidavit for American Midstream (AlaTenn), LLC, dated as of July 26, 2011, executed by Bank of America, N.A., as Collateral Agent, filed in the following counties:
•	Hardin County, TN

•	McNairy County, TN

Schedule 1.01(b)
Competitors
The following entities, together with their affiliates, subsidiaries, successors and assigns:
Atlas Pipeline Partners L.P.
Boardwalk Pipeline Partners, L.P.
BP Corporation North America Inc.
Chevron U.S.A. INC.
ConocoPhillips Company
Copano Energy, L.L.C.
Crestwood Midstream Partners LP
Crosstex Energy, L.P.
El Paso Pipeline Partners, L.P.
Enbridge Energy Partners, L.P.
Enterprise Products Partners, L.P.
Exxon Mobil Corporation
MarkWest Energy Partners, L.P.
Martin Midstream Partners, L.P.
Regency Energy Partners, L.P.
Targa Resources Partners, L.P.
TransCanada Corporation
Williams Partners, L.P.

Schedule 1.01(c)
Existing Letters of Credit

Beneficiary	Issuer	LC#	Expiry	Amount
Fidelity and Deposit Company of Maryland	Comerica Bank	5262-30	1 yr evergreen	$320,000
Fidelity and Deposit Company of Maryland	Comerica Bank	5312-30	1 yr evergreen	$300,000

TOTAL				$620,000

Schedule 2.01
Commitments and Applicable Percentages

Lender	Commitment	Percentage
Bank of America, N.A.	$21,250,000	21.250000000%
Citibank, N.A.	$21,250,000	21.250000000%
Comerica Bank	$21,250,000	21.250000000%
Compass Bank	$21,250,000	21.250000000%
Raymond James Bank, FSB	$15,000,000	15.000000000%

	$100,000,000.00	100.000000000%

Schedule 4.01
Third Party Indebtedness
1. Financing agreement by and among the Borrower, Lockton Insurance Agency and Imperial Credit Corporation, as the same may be amended, modified, extended or refinanced from time to time.

Schedule 5.03
Governmental Authorizations; Other Consents
Any and all authorizations, consents, approvals, filings, licenses, qualifications, declarations, registrations, or notices required by any of the documents evidencing any right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other agreements relating to any real property now held or hereafter acquired by the Borrower or any of its Subsidiaries.

Schedule 5.05
Indebtedness Supplement to Interim Financial Statements
None.

Schedule 5.06
Possible Disputes
1.	American Midstream Offshore (Seacrest), LP:

Quivira: A landowner (St. Mary Parish Land Company) has made some demands regarding Enbridge’s maintenance of the berms, plugs and land surrounding our pipeline canal. We have met with the landowner, and are discussing resolution of their concerns.
Litgation
1.	American Midstream (Louisiana Intrastate) LLC

Rigolets Limited Partnership vs. Enbridge Pipelines (Louisiana Intrastate) L.L.C.; Case No. 667-834 Div. L; 24th Judicial District Court; Parish of Jefferson, Louisiana: Right of Way maintenance issue regarding Enbridge’s maintenance of the berms, plugs and land surrounding our pipeline canal. Enbridge offered to repair ROW in 2008 but owner denied Enbridge access. In January, 2009 Rigolets filed suit for damages. Government is currently performing construction in the area which may resolve the matter, including restoration of marsh areas damaged by saltwater intrusion as a result of Hurricane Katrina. No activity in matter since acquisition date of November, 2009

2.	All matters and disclosures made on Schedule 5.09 (Environmental Matters), Schedule 5.11 (Taxes), and Schedules 5.22(a) & 5.22(b) (Interstate Pipelines; Intrastate Pipelines).

Schedule 5.09
Environmental Matters
1.	Matters relating to “Seller Retained Liabilities” as described in the Membership Interests Purchase and Sale Agreement dated October 2, 2009, by and between Enbridge Midcoast Energy, L.P. and American Midstream, LLC.

2.	Matters relating to the abandonment of a pipeline located in Ouachita Parish, Louisiana, owned by Enbridge Pipelines (Midla) L.L.C., which matters are referenced in FERC Docket No. CP06-60-000 and are the subject of on-going discussions with the Louisiana Department of Wildlife and Fisheries.

3.	Notice has been received with respect to the Atmore Gas Plant relating to soil impact. Investigation is underway and remediation costs are not expected to be material.

4.	Notice has been received with respect to the Desiard Compressor Station relating to soil impact. Investigation is underway and remediation costs are not expected to be material.

5.	Matters with respect to the Bazor Ridge processing plant described in the Preliminary Prospectus and Prospectus under the caption “Business — Environmental Matters — Air Emissions” which may result in a claim, complaint, notice or request for information.

6.	All matters and disclosures made on Schedule 5.06 (Possible Disputes and Litigation) and Schedules 5.22(a) & 5.22(b) (Interstate Pipelines; Intrastate Pipelines).

Schedule 5.11
Taxes
None.

Schedule 5.13
Subsidiaries; Other Equity Investments
Part (a) Subsidiaries

Entity	Equity Interest	Holder	Interest
American Midstream, LLC	Membership Interest	American Midstream Partners, LP	100%
American Midstream Marketing, LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (Alabama Gathering), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (Alabama Intrastate), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (AlaTenn), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (Bamagas Intrastate), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (Louisiana Intrastate), LLC	Membership Interest	Mid Louisiana Gas Transmission, LLC	100%
American Midstream (Midla), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (Mississippi), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream (SIGCO Intrastate), LLC	Membership Interest	Mid Louisiana Gas Transmission, LLC	100%
American Midstream (Tennessee River), LLC	Membership Interest	American Midstream, LLC	100%
American Midstream Offshore (Seacrest), LP	Partnership Interest	American Midstream, LLC	0.001%; GP
	Partnership Interest	Mid Louisiana Gas Transmission, LLC	99.999%; LP
American Midstream Onshore Pipelines, LLC	Membership Interest	American Midstream, LLC	100%
Mid Louisiana Gas Transmission, LLC	Membership Interest	American Midstream, LLC	100%
Part (b) Equity Interests
None.

Schedule 5.16
Compliance with Laws
All matters and disclosures made on Schedule 5.06 (Possible Disputes & Litigation), Schedule 5.09 (Environmental Matters), Schedule 5.11 (Taxes), and Schedules 5.22(a) & 5.22(b) (Interstate Pipelines; Intrastate Pipelines).

Schedule 5.18
Material Contracts
1. Gas Processing Agreement, dated July 14, 2010 by and between American Midstream (Mississippi), LLC and Venture Oil & Gas, Inc.
2. Gas Processing Agreement, dated June 1, 2011 by and between American Midstream (Louisiana Intrastate), LLC and Enterprise Gas Processing, LLC.

Schedule 5.22(a) & 5.22(b)1
Interstate Pipeline Claims; Intrastate Pipeline Claims
REGULATORY AND ADMINISTRATIVE MATTERS
1.	American Midstream (Midla), LLC, Docket No. CP06-60-000

2.	American Midstream (Midla), LLC, Docket No. RP10-1268

3.	American Midstream (AlaTenn), LLC, Docket No. RP10-1269

4.	American Midstream (Midla), LLC, Docket No. CP77-63 (Transco Rate Schedule X-122)

5.	American Midstream (Midla), LLC, Docket No. CP81-282 (Transco Rate Schedule X-236)

6.	Waiver Request for Pipeline Abandon In-Place filed by Enbridge Offshore Pipelines (Seacrest) L.P. with the Commissioner or the Texas General Land Office on August 31, 2009, regarding the 6.625-Inch Bulk Gas Right-of-Way Pipeline Originating in Brazos Area Block 341 Galveston Area Offshore, Texas and terminating in Brazos Area Block 365 of OCS Federal Waters, GOM (Miscellaneous Easement No. ME 950055)

7.	Application for Abandonment of Pipeline and Relinquishment of Right of Way Segment No. 6289, OCS-G 21456, from West Cameron Block 538 to West Cameron Block 537 located in OCS Federal Waters, Gulf of Mexico, Offshore Louisiana, filed by Enbridge Offshore Pipelines (Seacrest), L.P. to the U.S. Department of the Interior, Minerals Management Service, on September 4, 2009 (MMS Reference Number MS 5232)

8.	Bazor Ridge Processing Plant — Enbridge Processing (Mississippi) LLC, 803JM, production from certain producers has a nitrogen content that is greater than allowed under the FERC tariff of Destin Interstate Pipeline, the pipeline to which the production is being delivered. Destin has granted Enbridge a temporary Tariff Waiver.

9.	The matters raised in or the subject of that certain letter from EnerVest Monroe Marketing, Ltd. to Enbridge Marketing (U.S.), L.P. dated July 8, 2008 relating to the EnerVest Contract. American Midstream Marketing, LLC has assumed all of the rights and obligations of Enbridge Marketing (U.S.), L.P.’s under the EnerVest Contract.

10.	Application by Mid Louisiana Gas Transmission, LLC for Authority for the Abandonment of Pipeline Facilities and Related Appurtenances and Services Docket Nos. PL 11-045, PL 11-046 and PL 11-047.

[1]	Items listed on this Schedule 5.22(a) and 5.22(b) are active matters related to Borrower’s Interstate Pipelines or Intrastate Pipelines.

11.	Application by Mid Louisiana Gas Transmission, LLC for Application for the Authority to Construct, Own and Operate an Extension of the Natural Gas Pipeline Facilities Docket No. PL 11-054.

12.	Other matters and disclosures as referenced on Schedules 5.06 (Possible Disputes & Litigation), 5.09 (Environmental Matters), 5.11 (Taxes), and 5.16 (Compliance with Laws).

Schedule 7.01
Existing Liens
None.

Schedule 7.03
Existing Indebtedness
1. Financing agreement by and among the Borrower, Lockton Insurance Agency and Imperial Credit Corporation, as the same may be amended, modified, extended or refinanced from time to time.

Schedule 7.11
Prohibited Contracts
None.

Schedule 7.24(f)
Bamagas Contracts
1. Pipeline Balancing Agreement dated May 1, 2002, by and between Tennessee Gas Pipeline Company and Enbridge Pipelines (Bamagas Intrastate) Inc.
2. Facilities Agreement dated as of May 25, 2001, by and between Tennessee Gas Pipeline Company and Bamagas Company.
3. Natural Gas Pipeline Transportation Agreement dated June 28, 2000 by and between Calpine Energy Services, L.P. and Bamagas Company, as amended by that First Amendment dated September 1, 2001.
4. Construction and Reimbursement Agreement dated August 18, 2002 by and between Morgan Energy Center, LLC and Enbridge Pipelines (Bamagas Intrastate) Inc.
5. Natural Gas Pipeline Construction and Transportation Agreement dated June 28, 2000 by and between Calpine Energy Services, L.P. and Bamagas Company, as amended by that First Amendment dated September 1, 2001.
6. Operational Balancing Agreement between Enbridge Pipelines (AlaTenn) Inc. and Enbridge Pipelines (Bamagas Intrastate) Inc. dated March 1, 2002.
7. Link System Agreement dated October 1, 2004 by and among Enbridge Pipeline (Bamagas Intrastate) LLC, Algonquin Gas Transmission, LLC, East Tennessee Natural Gas, LLC, Egan Hub Storage, LLC and Texas Eastern Transmission, LP.

Schedule 10.02
Administrative Agent’s Office; Certain Addresses for Notice
Borrower and other Guarantors
American Midstream, LLC
1614 15th Street, Suite 300
Denver, CO 80202
Attn: Sandra Flower
Telephone: 720.457.6060
Facsimile: 720.457.6040
E-Mail: sflower@americanmidstream.com
copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: Jeffrey M. Butler
Telephone: 713.220.4417
Facsimile: 713.238.7329
E-Mail: jeffbutler@akllp.com
Adminstrative Agent
Administrative Agent’s Office (for payments and Requests for Credit Extensions):
Bank of America, N.A.
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention: Kellyn Harrod
Telephone: 980-386-7259
Telecopier: 704-409-0486
Electronic Mail: kellyn.m.harrod@baml.com
Wiring Instructions:
Bank of America, N.A.
New York, New York
ABA No.:   026009593
Account No.:  1366212250600
Account Name: Corporate Credit Services
Reference:   American Midstream LLC
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management

1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Kevin Ahart
Telephone: 415-436-2750
Telecopier: 415-503-5000
Electronic Mail: kevin.ahart@baml.com
copy to:
Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Attn: Craig S. Kornreich
Telephone: 713.546.7489
Facsimile: 713.546.5401
E-Mail: craig.kornreich@lw.com
L/C Issuer
Primary Contact:
Bank of America, N.A.
Standby Letters of Credit Department
1000 West Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Stella Rosales
Telephone: 213-481-7828
Telecopier: 213-457-8841
Electronic Mail: stella.rosales@baml.com

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any L/C Obligations) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor: __________________________

2.	Assignee: __________________________ [and is a Lender, an Affiliate of [identify Lender], an Approved Fund or a Person meeting the requirements to be an Eligible Assignee] [1]

3.	Borrower: American Midstream, LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of August 1, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AMERICAN MIDSTREAM PARTNERS, LP (“Parent”), AMERICAN MIDSTREAM, LLC (the “Borrower”), BANK OF AMERICA, N.A., as

[1]	Select as applicable.

administrative agent and collateral agent, and the other financial institutions from time to time party thereto.

6.	Assigned Interest:

Aggregate Amount
	of	Amount of	Percentage Assigned
	Commitment/Loans	Commitment/Loans	of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
Revolving Credit Facility	$	$	%
[7.	Trade Date: __________________][3]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and] Accepted: AMERICAN MIDSTREAM, LLC, as Borrower
By:
Name:
Title:

[BANK OF AMERICA, N.A., as Administrative Agent [and L/C Issuer]
By:
Name:
Title: ][4]

[4]	To be completed to the extent consent is required.

ANNEX 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, the Parent or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, the Parent or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in substantially the form approved by the Administrative Agent; and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.06 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
     3. Assignment Fee. The [Assignor][Assignee] shall pay the processing and recordation fee payable to the Administrative Agent pursuant to Section 10.06(b)(vi) of the Credit Agreement to the extent required by the Administrative Agent.
     4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT B
FORM OF COMMITTED LOAN NOTICE
Date: [•]
To:	Bank of America, N.A., as Administrative Agent
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention: Kellyn Harrod
Tel:   (980) 386-7259
Fax:   (704) 409-0486
Email: kellyn.m.harrod@baml.com
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of August 1, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among AMERICAN MIDSTREAM PARTNERS, LP, AMERICAN MIDSTREAM, LLC (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto.
     The Borrower hereby requests (select one):
A Borrowing of:
     ☐     Committed Loan(s)
     OR
☐   A conversion of Committed Loan(s) from one Type to another Type or a continuation of Eurodollar Rate Loan(s)
     In the case of a Borrowing of Committed Loans, complete the following:
1. On _________, 20__ (a Business Day).
2. In the amount of $_______________________.
3. Comprised of ____________________________.[ insert Type of Loan requested hereunder (e.g., Base Rate Loan or a Eurodollar Rate Loan)]
4. For Eurodollar Rate Loans: The Interest Period applicable to the Committed Loan is an Interest Period of _____ months.

5. To the account designated below:
Bank to be Credited: _____________________
Bank Address: __________________________
Account No.: ___________________________
ABA No.: ______________________________
Reference Information: _____________________
     In the case of a conversion of Committed Loans from one Type to another Type or a continuation of Eurodollar Rate Loans, complete the following:
[select one:]
1. The Loan to be converted consists of a __________________ and is to be converted into a ________________. [insert (i) Type of Loan to be converted and (ii) Type of Loan requested hereunder (e.g. Base Rate Loan or a Eurodollar Rate Loan)]
[or:]
     1. The Loan to be continued consists of a Eurodollar Rate Loan and is to be continued as a Eurodollar Rate Loan.
     2. The principal amount of such Loan to be [converted][continued] is $____________.
     3. For Eurodollar Rate Loans: The last day of the current Interest Period for such Loan is _____________, 20__.
     4. For Eurodollar Rate Loans: The Interest Period applicable to the [converted][continued] Loan is an Interest Period of _____ months.
     5. The effective date of the [conversion][continuation] of such Loan is ________, 20___ (a Business Day).
     After giving effect to any Borrowing, the Total Outstandings do not exceed the Aggregate Commitments.
     The Borrower acknowledges and agrees that each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans from one Type to another Type or a continuation of Eurodollar Rate Loans) shall be deemed to be a representation and warranty that the conditions specified in Section 4.02 (and, if such Borrowing of Committed Loans is the initial Credit Extension, Section 4.01) of the Credit Agreement have been satisfied on and as of the date of the applicable Credit Extension.

AMERICAN MIDSTREAM, LLC, as Borrower
By:
Name:
Title:

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: [•]
To:	Bank of America, N.A., as Administrative Agent Agency Management 1455 Market Street Mail Code: CA5-701-05-19 San Francisco, CA 94103 Tel: (415) 436-2750 Fax: (415) 503-5000 Email: Kevin.ahart@baml.com
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of August 1, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among AMERICAN MIDSTREAM PARTNERS, LP (“Parent”), AMERICAN MIDSTREAM, LLC (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent and collateral agent (the “Administrative Agent”) and the financial institutions from time to time party thereto as lenders.
     I, the undersigned Responsible Officer of AMERICAN MIDSTREAM GP, LLC (the “General Partner”), the general partner of Parent, hereby certify, solely in my capacity as an officer of the General Partner and not in an individual capacity, as of the date hereof, that I am the ________________________ of the General Partner, and that, as such, I am authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on behalf of the General Partner in its capacity as the general partner of Parent, and that:
     [Use following paragraph 1 for fiscal year-end financial statements.]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Parent ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent and an attestation report of such Registered Public Accounting Firm as to Parent’s internal controls pursuant to Section 404 of Sarbanes-Oxley.
     [Use following paragraph 1 for fiscal quarter-end financial statements.]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Parent ended as of the above date, which financial statements fairly present in all material respects the financial condition, results of operations, partners’ capital and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision or the supervision of any other Responsible Officer of the General Partner or the Borrower, a review of the activities of the Borrower during such fiscal period in order to determine whether during such period the Borrower performed and observed all its obligations under the Loan Documents.
[select one:]
     3. To the knowledge of the undersigned, no Default has occurred and is continuing.
[-or-]
     3. The following covenants or conditions have not been performed or observed and the following is a reasonably detailed list of each such Default and its nature and status:
[insert list]
     4. Attached hereto as Schedule 2 are the financial covenant analyses and information demonstrating compliance with Section 7.19 of the Credit Agreement.
     5. Each of Parent and its Subsidiaries continues to maintain insurance in material compliance with the requirements set forth in Section 6.08 of the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______, 20__.

AMERICAN MIDSTREAM GP, LLC, as General Partner
By:
Name:
Title:

Schedule 1 to
Exhibit C
[Select one:]
AUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(a) of the Credit Agreement)
[-or-]
UNAUDITED FINANCIAL STATEMENTS
(as required by Section 6.01(b) of the Credit Agreement)
(attached)

Schedule 2 to
Exhibit C
For the [Quarter/Year] ended ___________________ (“Statement Date”)
($ in 000’s)
Section 7.19(a) — Consolidated Interest Coverage Ratio:

I.	Consolidated Interest Charges

	A.	Consolidated Interest Charges as of the last day of the period	$________

II.	Consolidated EBITDA

	A.	Consolidated Net Income for such period; plus	$________

B. An amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues for, without duplication,

	(i)	Consolidated Interest Charges,	$________

	(ii)	provision for Federal, state, local and foreign income taxes payable,	$________

	(iii)	depreciation and amortization expense,	$________

	(iv)	expenses related to the initial public offering described in the Registration Statement or any secondary public offering with respect to the Parent and other extraordinary expenses,	$________

	(v)	fees and charges payable by a Loan Party to the Lenders, L/C Issuer or the Administrative Agent under the Credit Agreement or under the Fee Letter (which include any amendment fees),	$________

	(vi)	transaction-related expenses with respect to the Credit Agreement,	$________

	(vii)	other expenses of the Parent and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period;	$________

The sum of Lines B(i) through B(vii); minus			$________

C. An amount which, in the determination of Consolidated Net Income for such period, has been included in or added to gross revenues for, without duplication,

	(i)	Federal, state, local and foreign income tax credits of the Parent and its Subsidiaries,	$________

	(ii)	extraordinary gains,	$________

	(iii)	all non-cash items increasing Consolidated Net Income,	$________

The sum of Lines C(i) through C(iii).			$________

	D.	Consolidated EBITDA (Line A, plus Line B (which, for the avoidance of doubt, is the sum of Lines B(i) through B(vii)), minus Line C (which, for the avoidance of doubt, is the sum of Lines C(i) through C(iii)); subject to any further adjustments thereto in conformance with the definition of Consolidated EBITDA contained in the Credit Agreement)	$________

III.	Consolidated Interest Coverage Ratio (Line II.D divided by Line I.A):		____ to 1:0

	Minimum Required under Section 7.19(a) for such period:		2.50 to 1.0

Section 7.19(b) — Consolidated Total Leverage Ratio:

I.	Consolidated Total Indebtedness

	A.	Consolidated Total Indebtedness as of the last day of the period, minus any Indebtedness constituting Insurance Premium Financing Debt	$________

II.	Consolidated EBITDA

	A.	Consolidated EBITDA for such period (See Line II.D above)	$________

III.	Consolidated Total Leverage Ratio (Line I.A divided by Line II.A):		____ to 1:0

	Maximum Permitted under Section 7.19(b) for such period:		[5.00][4.50] to 1.0

[Use following calculation after a Qualified Parent Debt Offering.]

Section 7.19(c) — Consolidated Secured Leverage Ratio:

I.	Consolidated Secured Indebtedness

	A.	Consolidated Secured Indebtedness as of the last day of the period	$________

II.	Consolidated EBITDA

	A.	Consolidated EBITDA for such period (See Line II.D above)	$________

III.	Consolidated Secured Leverage Ratio (Line I.A divided by Line II.A):		____ to 1:0

	Maximum Permitted under Section 7.19(c) for such period:		3.50 to 1.0

EXHIBIT D
FORM OF NOTE
Date: [•]
     FOR VALUE RECEIVED, the undersigned, hereby promise to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower (as defined below) under that certain Credit Agreement, dated as of August 1, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among AMERICAN MIDSTREAM PARTNERS, LP, AMERICAN MIDSTREAM, LLC (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto.
     The Borrower promises to pay interest on the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds. While any Event of Default set forth in Section 8.01(a) of the Credit Agreement exists, the applicable unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and Collateral Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

AMERICAN MIDSTREAM, LLC, as Borrower
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of Loan	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT E
FORM OF PERFECTION CERTIFICATE
     In connection with a proposed debt financing by and among AMERICAN MIDSTREAM PARTNERS, LP (“Parent”), AMERICAN MIDSTREAM, LLC (the “Debtor”) and BANK OF AMERICA, N.A., as administrative agent and collateral agent (the “Agent”) and the financial institutions from time to time party thereto as lenders, each of Parent, the Debtor and the other grantors specified below (together with Parent and the Debtor, the “Grantors”) hereby certifies as follows:
I. CURRENT INFORMATION
     A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and each other Grantor are as follows:

Type of Organization (e.g.
	corporation, limited	Jurisdiction of	Organizational
	liability company, limited	Organization/	Identification
Name of Debtor/Grantor	partnership)	Formation	Number
     B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Grantor are as follows:

	Address of Chief Executive Office	Mailing Address (if different than
Name of Debtor/Grantor	(or for natural persons, residence)	CEO or residence)
     C. Special Debtors. Except as specifically identified below none of the Grantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Debtor/Grantor	Type of Special Grantor

     D. Trade Names/Assumed Names.
     Current Trade Names. Set forth below is each trade name or assumed name currently used by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business:

Debtor/Grantor	Trade/Assumed Name
     E. Changes in Names, Jurisdiction of Organization or Corporate Structure.
     Except as set forth below, neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Debtor/Grantor	Date of Change	Description of Change
     F. Prior Addresses.
     Except as set forth below, neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years:

Debtor/Grantor	Prior Address/City/State/Zip Code
     G. Acquisitions of Equity Interests or Assets.
     Except as set forth below, neither the Debtor nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Debtor/Grantor	Date of Acquisition	Description of Acquisition
     H. Corporate Ownership and Organizational Structure.
     Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Debtor and the other Grantors.

II. INFORMATION REGARDING CERTAIN COLLATERAL
     A. Investment Related Property
     1. Equity Interests. Set forth below is a list of all equity interests owned by the Debtor and each Grantor:

	Equity		%
Entity	Interest	Holder	Interest
     2. Securities Accounts. Set forth below is a list of all securities accounts in which the Debtor or any other Grantor customarily maintains securities or other assets having a value in excess of $500,000 individually or $1,000,000 in the aggregate:

Name & Address of
Debtor/Grantor	Type of Account	Financial Institutions
     3. Commodities Accounts. Set forth below is a list of all commodities accounts in which the Debtor or any other Grantor has an interest having a value in excess of $500,000 individually or $1,000,000 in the aggregate:

Name & Address of
Commodity Broker or
Debtor/Grantor	Type of Account	Financial Institutions
     4. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Debtor or any other Grantor customarily maintains in excess of $500,000 individually or $1,000,000 in the aggregate:

Name & Address of
Debtor/Grantor	Type of Account	Financial Institutions
     5. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Debtor or any other Grantor in the principal amount of greater than $500,000 individually or $1,000,000 in the aggregate:

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

     6. Letter of Credit Rights. Set forth below is a list of all letters of credit issued in favor of the Debtor or any other Grantor, as beneficiary thereunder in the principal amount of greater than $500,000 individually or $1,000,000 in the aggregate:

Date of
Issuer	Beneficiary	Principal Amount	Issuance	Maturity Date
     B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Debtor and each other Grantor:
     1. Copyrights, Copyright Applications and Copyright Licenses

Application/
Debtor/Grantor	Title	Filing Date/Issued Date	Status	Registration No.
     2. Patents, Patent Applications and Patent Licenses

Application/
Debtor/Grantor	Title	Filing Date/Issued Date	Status	Registration No.
     3. Trademarks, Trademark Applications and Trademark Licenses

Application/
Debtor/Grantor	Title	Filing Date/Issued Date	Status	Registration No.
     C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any material amount (fair market value in excess of $500,000 individually or $1,000,000 in the aggregate) of tangible personal property of the Debtor or any other Grantor:

Description of
Debtor/Grantor	Address/City/State/Zip Code	County	Assets and Value
     D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Debtor or any other Grantor currently maintains or has maintained any material amount (fair market value in excess of $500,000 individually or $1,000,000 in the aggregate) of its tangible personal property (including goods, inventory and equipment) of such Debtor or any other Grantor (whether or not in the possession of such Debtor or any other Grantor) within the past five (5) years:

Address/City/Province or
Debtor/Grantor	Commonwealth
     E. Real Estate and Related UCC Collateral
     1. Real Property Interests. Set forth below are all the locations where the Debtor or any other Grantor owns or leases any real property interest including, without limitation, pipeline rights of way, easements, leases, multiple line easements, oil, gas and other mineral property rights and undivided record title or operating rights interests in the properties:

Owned or
Debtor/Grantor	Description[5]	County	Leased
     2. Water Rights. Set forth below are all water rights (other than groundwater, riparian rights and other similar rights owned by virtue of or appurtenant to a fee interest in real property):

Debtor/Grantor	Address/City/State/Zip Code	County

[5]	Please note if property is on Indian lands, Federal lands (including OCS) or offshore State lands.

     3. “As Extracted” Collateral. Set forth below are all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Debtor/Grantor	Address/City/State/Zip Code	County
     4. Timber to be Cut. Set forth below are all locations where the Debtor or any other Grantor owns goods that are timber to be cut:

Debtor/Grantor	Address/City/State/Zip Code	County
     5. Flood Hazard Property. Set forth below is a schedule of any real property located in a Special Flood Hazard Area listing whether a building (broadly defined as required by regulation) or mobile home is located thereon:

Type of
Debtor/Grantor	Address/City/State/Zip Code/County	Building
     F. Airplanes.
     1. Aircraft and Airplanes. Set forth below is a list of all aircraft and airplanes owned by the Debtor or any Grantor:

Owner	Description	Approximate Value
     G. Contracts:
     1. Material Contracts. Set forth below is a list of all contracts that contain a restriction on pledge (including the pledge of equity or other assets) or contain another restriction affecting consummation of the proposed transaction.

Other Restriction Affecting
	Type Restriction on Pledge	Consummation of the Proposed
Description of Material Contract	(if any)	Transaction
     2. Government Contracts. Set forth below is a list of contracts with federal or state government or agency as well as any foreign government or agency.

Other Restriction Affecting
	Type Restriction on Pledge	Consummation of the Proposed
Description of Material Contract	(if any)	Transaction

III. AUTHORITY TO FILE FINANCING STATEMENTS
     Each of the undersigned hereby authorizes BANK OF AMERICA, N.A., as the Agent, to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Agent, may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Agent, under any security agreement in connection with the proposed financing. Such financing statements may describe the collateral in the same manner as described in such security agreement or may contain an indication or description of collateral that describes such property in any other manner as the Agent, may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

     IN WITNESS WHEREOF, each of the undersigned hereto has caused this Perfection Certificate to be executed as of this 1 day of August, 2011 by its officer thereunto duly authorized.

PARENT: American Midstream Partners, LP, a Delaware limited partnership
By:	American Midstream GP, LLC,
a Delaware limited liability company,
its sole general partner

By:
Brian F. Bierbach, President & CEO

DEBTOR: American Midstream, LLC, a Delaware limited liability company
By:
Brian F. Bierbach, President & CEO

OTHER GRANTORS:

American Midstream Marketing, LLC,
a Delaware limited liability company

American Midstream (Alabama Gathering), LLC,
an Alabama limited liability company

American Midstream (Alabama Intrastate), LLC,
an Alabama limited liability company

American Midstream (AlaTenn), LLC,
an Alabama limited liability company

American Midstream (Louisiana Intrastate), LLC,
a Delaware limited liability company

American Midstream (Midla), LLC,
a Delaware limited liability company

American Midstream (Mississippi), LLC,
a Delaware limited liability company

American Midstream (SIGCO Intrastate), LLC,
a Delaware limited liability company

American Midstream (Tennessee River), LLC,
an Alabama limited liability company

American Midstream Onshore Pipelines, LLC,
a Delaware limited liability company

Mid Louisiana Gas Transmission, LLC,
a Delaware limited liability company

Each By:	American Midstream, LLC,
a Delaware limited liability company,
each of its sole member

By:
Brian F. Bierbach, President & CEO

American Midstream Offshore (Seacrest), LP, a Texas limited partnership
By:	American Midstream, LLC,
a Delaware limited liability company,
its general partner

By:
Brian F. Bierbach, President & CEO

EXHIBIT F
FORM OF SOLVENCY CERTIFICATE
August 1, 2011
     This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section 4.01(a)(xiii) of that certain Credit Agreement dated as of August 1, 2011(as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among AMERICAN MIDSTREAM PARTNERS, LP (“Parent”), AMERICAN MIDSTREAM, LLC (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent and collateral agent, and the other financial institutions from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
     I, Sandra M. Flower, the Treasurer of the Borrower (the “Authorized Officer”), in my capacity as the Authorized Officer of the Borrower and not in my individual capacity, hereby certify, as of the date hereof that:
1.	I am the Treasurer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower, Parent and each other Guarantor (taken as a whole).

2.	In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

3.	Before and after giving effect to the execution of the Credit Agreement and the other Loan Documents by each of the Borrower, Parent and each other Guarantor that is a party thereto, and the consummation of the transactions contemplated thereby, the Borrower, Parent and each other Guarantor, on a consolidated basis, is Solvent.
     IN WITNESS WHEREOF, the undersigned Authorized Officer has executed and delivered this Certificate on behalf of the Borrower, and not individually, as of the date first stated above.

American Midstream, LLC, a Delaware limited liability company
By:
	Name:	Sandra M. Flower
	Title:	Treasurer

F-1

EXHIBIT G
FORM OF PREPAYMENT NOTICE
Bank of America, N.A., as Administrative Agent
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attention: Kellyn Harrod
Tel: (980) 386-7259
Fax: (704) 409-0486
Email: kellyn.m.harrod@baml.com
[Date]
Ladies and Gentlemen:
     The undersigned, American Midstream, LLC, a Delaware limited liability company (the “Borrower”), refers to the Credit Agreement dated as of August 1, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among the Borrower, Bank of America, N.A., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and collateral agent, and the other financial institutions from time to time party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such capitalized terms in the Credit Agreement.
     The Borrower hereby gives notice to the Administrative Agent pursuant to Section 2.04(f) of the Credit Agreement that it will prepay Committed Loans under the Credit Agreement as follows:
[select one]

[Pursuant to Section 2.04(a):

(A)	date of prepayment:[6]

(B)	principal amount of Committed Loans to be prepaid:[7]

(C)	Type of Committed Loans to be prepaid: [8]
          In the case of prepayment of Eurodollar Rate Loans:

[6]	To be a Business Day.

[7]	(i) With respect to Eurodollar Rate Loans, principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; (ii) with respect to Base Rate Loans, principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, (iii) the entire principal amount outstanding.

[8]	Specify Eurodollar Rate Loan or Base Rate Loan.

          (i)     Interest Period of such Loans:                                         ]
[ -  or - ]

[Pursuant to Section 2.04(b):

(A)	date of prepayment:[9]

(B)	excess of Total Outstandings over Aggregate Commitments:

(C)	Type of Committed Loans to be prepaid:
          In the case of prepayment of Eurodollar Rate Loans:
          (i)     Interest Period of such Loans:                                         ]
[ -  or - ]

[Pursuant to Section 2.04(c):

(A)	date of prepayment:[10]

(B)	amount of Net Cash Proceeds
not being reinvested[11]:

(C)	Type of Committed Loans
to be prepaid:
          In the case of prepayment of Eurodollar Rate Loans:
          (i)     Interest Period of such Loans:                                         ]
[ -  or - ]

[Pursuant to Section 2.04(d):

(A)	date of prepayment:[12]

(B)	amount of Extraordinary Receipts
not being reinvested[13]:

[9]	To be a Business Day.

[10]	To be a Business Day.

[11]	Subject to threshold of $2,000,000 of unapplied Net Cash Proceeds.

[12]	To be a Business Day.

[13]	Subject to threshold of $2,000,000 of unapplied Extraordinary Receipts.

(C)	Type of Committed Loans to be prepaid:
          In the case of prepayment of Eurodollar Rate Loans:
          (i)     Interest Period of such Loans:                                         ]

American Midstream, LLC, a Delaware limited liability company
By:
Name:
Title:

G-4